   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                REGISTRATION NO. 333-43003
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               PENNZOIL COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                 1311, 2911                  74-159720
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF    CLASSIFICATION CODE NUMBERS)  IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                               ----------------

                         PENNZOIL PLACE, P.O. BOX 2967
                           HOUSTON, TEXAS 77252-2967
                                (713) 546-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                LINDA F. CONDIT
                              CORPORATE SECRETARY
                               PENNZOIL COMPANY
                         PENNZOIL PLACE, P.O. BOX 2967
                           HOUSTON, TEXAS 77252-2967
                                (713) 546-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH A COPY TO:

         MOULTON GOODRUM, JR.                    G. MICHAEL O'LEARY
         BAKER & BOTTS, L.L.P.
         3000 ONE SHELL PLAZA                ANDREWS & KURTH L.L.P.

         HOUSTON, TEXAS 77002                   4200 CHASE TOWER
                                                HOUSTON, TEXAS 77002
            (713) 229-1234                         (713) 220-4200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED MAY 20, 1998

                    [Logo of Pennzoil Company appears here]


 OFFER TO EXCHANGE                      OFFER TO EXCHANGE

   NEWLY ISSUED                             NEWLY ISSUED

  % EXCHANGEABLE SENIOR       % EXCHANGEABLE SENIOR DEBENTURES DUE 2008
  DEBENTURES DUE 2008
                                          FOR A PORTION OF

                            OUTSTANDING 4 3/4% EXCHANGEABLE SENIOR DEBENTURES

 FOR A PORTION OF

   OUTSTANDING 6 1/2%                         DUE 2003
  EXCHANGEABLE SENIOR
    DEBENTURES

     DUE 2003

                                  ----------

   EACH OF THE EXCHANGE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS
    WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 1998

          UNLESS ONE OR BOTH OF THE EXCHANGE OFFERS ARE EXTENDED.

                                  ----------

Certain capitalized terms are defined in the Glossary beginning on page 5.

  Pennzoil Company hereby offers to issue its new % exchangeable senior debentures due 2008 in exchange for a portion of its $397.1 million of outstanding 6 1/2% exchangeable senior debentures due 2003 and its new % exchangeable senior debentures due 2008 in exchange for a portion of its $491.7 million of outstanding 4 3/4% exchangeable senior debentures due 2003. The aggregate principal amount of Old Debentures to be accepted for exchange and the principal amount of New Debentures to be issued will be determined as described herein.

  The holders of the Old Debentures currently have the option to exchange their Old Debentures any time prior to maturity, unless previously redeemed, for shares of common stock of Chevron Corporation beneficially owned by Pennzoil. Subject to adjustment in certain events, the exchange rates for the Old Debentures are approximately 23.774 shares of Chevron Stock per $1,000 principal amount (the equivalent of $42 1/16 per share) for the 6 1/2% Debentures and approximately 17.004 shares of Chevron Stock per $1,000 principal amount (the equivalent of $58 13/16 per share) for the 4 3/4%
Debentures. On May   , 1998, the reported closing price of Chevron Stock on the
NYSE was $          per share. See "Chevron Corporation--Dividend and Price
Range of Chevron Stock."

  The 6 1/2% Exchange Offer will be for a principal amount of 6 1/2% Debentures (the "6 1/2% Target Amount") that is exchangeable into between 4.61 million and
5.77 million shares of Chevron Stock under Existing Exchange Rights (a range of between $193.84 million and $242.80 million principal amount of 6 1/2% Debentures). The 6 1/2% Target Amount will be determined by reference to the Average Chevron Stock Price. See "The Exchange Offers--Target Amounts."

  The principal amount of New   % Debentures to be issued in exchange for 6
1/2% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 6 1/2% Debentures validly tendered by a holder and accepted by the Company for exchange are exchangeable as of the 6 1/2% Acceptance Date (subject to the
payment of cash in lieu of the issuance of a Fractional New   % Debenture).


                                                        (continued on next page)

                                  ----------

             SEE "RISK FACTORS" ON PAGE 17 OF THIS PROSPECTUS.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  ----------

                The Dealer Manager for the Exchange Offers:
                            PAINEWEBBER INCORPORATED

                                  ----------

               The date of this Prospectus is May   , 1998.

  The 4 3/4% Exchange Offer will be for a principal amount of 4 3/4% Debentures (the "4 3/4% Target Amount") that is exchangeable into between 3.30 million and 4.13 million shares of Chevron Stock under Existing Exchange Rights (a range of between $193.84 million and $242.80 million principal amount of 4 3/4% Debentures). The 4 3/4% Target Amount will be determined by reference to the Average Chevron Stock Price. See "The Exchange Offers--Target Amounts."

  The principal amount of New   % Debentures to be issued in exchange for 4
3/4% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 4 3/4% Debentures validly tendered by a holder and accepted by the Company for exchange are exchangeable as of the 4 3/4% Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional New
  % Debenture).

  Pennzoil will issue a press release publicly announcing the Average Chevron Stock Price, the Target Amounts and the principal amount of New Debentures to be issued in the Exchange Offers prior to the opening of trading on the second trading day prior to the respective Expiration Dates. Such information can also be obtained from D. F. King & Co., Inc., the Information Agent, by calling 1-800-735-3591 beginning on the second trading day prior to the respective Expiration Dates.

  If holders validly tender, and do not withdraw, more than the 6 1/2% Target Amount of 6 1/2% Debentures for exchange prior to the 6 1/2% Expiration Date, the Company will accept 6 1/2% Debentures for exchange on a pro rata basis from among the 6 1/2% Debentures tendered. If holders validly tender, and do not withdraw, more than the 4 3/4% Target Amount of 4 3/4% Debentures for exchange prior to the 4 3/4% Expiration Date, the Company will accept 4 3/4% Debentures for exchange on a pro rata basis from among the 4 3/4% Debentures tendered.

  The Company will issue the New Debentures on the next calendar day following the respective Acceptance Dates. Interest on the New Debentures will accrue from their date of issuance and will be payable in cash semi-annually on July 15 and January 15 of each year, commencing January 15, 1999. The Company may not redeem the New Debentures prior to July 15, 2000. See "Description of New Debentures--Redemption Provisions."

  A holder will have the option to exchange the New Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the respective Acceptance Dates under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture). See "Prospectus Summary--Illustration." In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock for which the New Debentures are exchangeable.

  The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of March 31, 1998, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $63 million, and, on a pro forma basis after giving effect to the Spin-Off, such subsidiary debt will be zero. See "Prospectus Summary--Recent Developments."

  The Company is making the Exchange Offers only to holders of Old Debentures in registered form. See "The Exchange Offers--Procedures for Tendering." The Company will issue the New Debentures only in registered book-entry form and in denominations of $1,000 and integral multiples thereof. See "Description of New Debentures." Holders who would otherwise be entitled to receive a Fractional New Debenture will receive a cash payment in lieu of the issuance of such Fractional New Debenture. See "The Exchange Offers--Terms of the Exchange Offers."

  Pennzoil currently expects to redeem all Old Debentures that remain outstanding after completion of the Exchange Offers. Pennzoil's Board of Directors, however, will determine whether to redeem and when to redeem either or both series of the Old Debentures according to market and other factors prevailing at the time. If Pennzoil redeems the Old Debentures, Pennzoil expects that the terms of the Old Debentures and the currently prevailing market prices for Chevron Stock will cause substantially all holders of Old Debentures to exercise their Existing Exchange Rights to obtain shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). Although Pennzoil has had the right to redeem the 6 1/2% Debentures since January 15, 1998, Pennzoil does not intend to redeem them before July 15, 1998. Pennzoil currently expects to redeem the 4 3/4% Debentures on October 1, 1998, which is the first date on which the Company can redeem them.

  Application will be made to list the New Debentures for trading on the NYSE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference............................   4
Glossary...................................................................   5
Prospectus Summary.........................................................   7
Risk Factors...............................................................  17
Capitalization.............................................................  18
Use of Proceeds............................................................  20
Chevron Corporation........................................................  21
Price Range of Old Debentures..............................................  22
The Exchange Offers........................................................  23
Description of New Debentures..............................................  33
Material Federal Income Tax Consequences...................................  46
Dealer Manager.............................................................  52
Legal Opinions.............................................................  52
Experts....................................................................  52
Available Information......................................................  53
Appendix A: Selected Information Concerning Chevron........................ A-1
Appendix B: Description of 6 1/2% Debentures............................... B-1
Appendix C: Description of 4 3/4% Debentures............................... C-1

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by Pennzoil with the Commission (File No. 1-5591) pursuant to the Exchange Act are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

    (a) Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1997;

    (b) Pennzoil's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

    (c) Pennzoil's Current Reports on Form 8-K dated March 12, 1998, April 17, 1998, April 20, 1998 and May 20, 1998.

  All documents filed by Pennzoil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first-class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request, to Linda F. Condit, Corporate Secretary, Pennzoil Company, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252 (telephone number: (713) 546-4000).

  No person is authorized in connection with any offering made hereby to give any information or to make any representation in connection with the Exchange Offers other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Pennzoil or by the Dealer Manager. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                   GLOSSARY

     Certain of the capitalized terms used herein are defined below.

  4 3/4% ACCEPTANCE DATE: The date Pennzoil accepts 4 3/4% Debentures pursuant to the 4 3/4% Exchange Offer.

  4 3/4% DEBENTURES: Pennzoil's outstanding 4 3/4% exchangeable senior debentures due 2003.

  4 3/4% EXCHANGE OFFER: The offer by Pennzoil to issue New % Debentures in exchange for outstanding 4 3/4% Debentures, upon the terms and subject to the conditions of this Prospectus and the applicable Letter of Transmittal.

  4 3/4% EXPIRATION DATE: 5:00 p.m. New York City time, on      , 1998 unless
the 4 3/4% Exchange Offer is extended.

  6 1/2% ACCEPTANCE DATE: The date Pennzoil accepts 6 1/2% Debentures pursuant to the 6 1/2% Exchange Offer.

  6 1/2% DEBENTURES: Pennzoil's outstanding 6 1/2% exchangeable senior debentures due 2003.

  6 1/2% EXCHANGE OFFER: The offer by Pennzoil to issue New   % Debentures in
exchange for outstanding 6 1/2% Debentures, upon the terms and subject to the conditions of this Prospectus and the applicable Letter of Transmittal.

  6 1/2% EXPIRATION DATE: 5:00 p.m. New York City time, on      , 1998 unless
the 6 1/2% Exchange Offer is extended.

  ACCEPTANCE DATES: The 6 1/2% Acceptance Date and the 4 3/4% Acceptance Date, together.

  AVERAGE CHEVRON STOCK PRICE: The average of the closing prices of Chevron Stock on the NYSE on the two trading days immediately preceding the second trading day prior to the respective Expiration Dates (i.e., if an Expiration Date is on a Friday, the Average Chevron Stock Price will be the average of the closing prices of Chevron Stock on the NYSE on the Monday and Tuesday of the same week).

  CHEVRON: Chevron Corporation.

  CHEVRON STOCK: Shares of common stock of Chevron.

  COMMISSION: Securities and Exchange Commission.

  EXCHANGE ACT: Securities Exchange Act of 1934, as amended.

  EXCHANGE OFFERS: The 6 1/2% Exchange Offer and the 4 3/4% Exchange Offer, together.

  EXISTING EXCHANGE RIGHTS: The option of holders of Old Debentures to exchange Old Debentures at any time prior to maturity, unless previously redeemed, for Chevron Stock beneficially owned by Pennzoil at exchange rates of 23.774 shares and 17.004 shares per $1,000 principal amount of the 6 1/2% Debentures and the 4 3/4% Debentures, respectively (the principal amount equivalents of $42 1/16 per share and $58 13/16 per share, respectively), subject to adjustment in certain events.

  EXPIRATION DATES: The 6 1/2% Expiration Date and the 4 3/4% Expiration Date, together.

  FRACTIONAL NEW DEBENTURES: The Fractional New   % Debentures and Fractional
New   % Debentures, together.

  FRACTIONAL NEW   % DEBENTURES: A New   % Debenture in a principal amount of
less than $1,000.

  FRACTIONAL NEW   % DEBENTURES: A New   % Debenture in a principal amount of
less than $1,000.

  NEW DEBENTURES: The New   % Debentures and New   % Debentures, together.

  NEW   % DEBENTURES: New  % exchangeable senior debentures due 2008, to be issued by Pennzoil in exchange for 4 3/4% Debentures.

  NEW   % DEBENTURES: New  % exchangeable senior debentures due 2008, to be issued by Pennzoil in exchange for 6 1/2% Debentures.

  NYSE: New York Stock Exchange, Inc.

  OLD DEBENTURES: The 6 1/2% Debentures and the 4 3/4% Debentures, together.

  PENNZOIL or the COMPANY: Pennzoil Company, a Delaware corporation.

  PRODUCTS GROUP: Pennzoil's motor oil, refined products and franchise operations (which generally includes Pennzoil Products Company, Jiffy Lube International, Inc. and their respective subsidiaries).

  REGISTRATION STATEMENT: The Registration Statement on Form S-4 filed by Pennzoil with the Commission under the Securities Act with respect to the offering of the New Debentures.

  SECURITIES ACT: Securities Act of 1933, as amended.

  SPIN-OFF: The pro rata distribution of Downstream to the holders of Pennzoil common stock.

                               PROSPECTUS SUMMARY

  This general summary is provided solely for the convenience of holders of the Old Debentures and is qualified in its entirety by reference to the full text of and the more specific details contained in the Exchange Offers, the related Letters of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the respective meanings ascribed to such terms in the Exchange Offers.

                                PENNZOIL COMPANY

  Pennzoil is an energy company engaged primarily in oil and gas exploration and production, in processing, refining and marketing of oil and motor oil and refined products and in fast automotive oil change operations. Pennzoil's operations are conducted primarily through subsidiaries. Pennzoil Exploration and Production Company ("PEPCO") conducts the majority of Pennzoil's oil and gas exploration and production operations. The refining of oil and the processing and marketing of motor oil, refined products and industrial specialities are conducted by Pennzoil Products Company ("PPC"). Jiffy Lube International, Inc. ("Jiffy Lube") franchises, owns and operates automotive fast lubrication and fluid maintenance service centers.

  As of March 31, 1998, Pennzoil beneficially owned approximately 17.8 million shares of Chevron Stock (which have been deposited with exchange agents for possible exchange of the Old Debentures). At the current dividend rate, Pennzoil receives approximately $43.4 million annually in dividends on its current investment in Chevron Stock.

                            RECENT DEVELOPMENTS

  On April 15, 1998, Pennzoil announced a comprehensive restructuring that will result in the separation of Products Group (Pennzoil's motor oil, refined products and franchise operations (which generally include PPC, Jiffy Lube and their respective subsidiaries)) from Pennzoil's exploration and production operations. The restructuring includes the pro rata distribution, or Spin-Off, of Products Group (i.e., the common stock of PPC (which will at such time hold the motor oil and refined products operations of PPC and the common stock of Jiffy Lube)) to holders of Pennzoil common stock.

  The Old Debentures are, and the New Debentures to be issued in the Exchange Offers will be, obligations of Pennzoil and not obligations of Products Group. At the time of the Spin-Off, Products Group will be capitalized with approximately $500 million of net indebtedness, approximately $380 million of which will be used to repay indebtedness owed from Products Group to Pennzoil. Pennzoil intends to use the proceeds from Products Group's repayment primarily to reduce indebtedness under its variable rate credit arrangements. See "Capitalization" for the pro forma consolidated capitalization of Pennzoil and its subsidiaries after giving effect to (i) the Exchange Offers and the related transactions described herein, (ii) the proposed issuance by Pennzoil of $150 million of Series A Cumulative Preferred Stock and the application of the net proceeds thereof, and (iii) the Spin-Off and related transactions.

  Pennzoil intends that James L. Pate will become Chairman and Chief Executive Officer of Products Group and continue as a non-executive Chairman of the Board of Pennzoil after the Spin-Off, and Steven D. Chesebro, President and Chief Operating Officer of Pennzoil, and Donald A. Frederick, Group Vice President-- Oil and Gas of Pennzoil, will continue as senior executive officers of Pennzoil after the Spin-Off.

                            THE EXCHANGE OFFERS

Purpose of the Exchange       The purpose of the Exchange Offers is to replace
 Offers................       a portion of Pennzoil's outstanding Old
                              Debentures with the New Debentures. The Company is undertaking the Exchange Offers to take advantage of what it believes to be favorable conditions in the equity-linked securities markets. In addition, the Company will use the net tax loss created by the Exchange Offers to offset (at least in part) gains recognized by Pennzoil (1) from the expected exercise of Existing Exchange Rights on unexchanged Old
                              Debentures and (2) on any sale or exchange of shares of Chevron Stock that may be released
                              (from deposit with exchange agents for possible exchange of Old Debentures as a result of the Exchange Offers) and sold by Pennzoil.

The Exchange Offers....       Pennzoil is offering to issue the New Debentures
                              in exchange for the Target Amounts of the Old
                              Debentures. The Target Amounts of Old Debentures to be accepted for exchange and the principal amount of New Debentures to be issued will be determined as described herein.

Target Amounts.........       The Target Amounts will be determined by
                              reference to the Average Chevron Stock Price. See
                              "The Exchange Offers--Target Amounts." However,
                              Pennzoil reserves the right to accept more than
                              the Target Amounts of Old Debentures for exchange
                              (such higher amount will then become the "Target
                              Amount" for purposes of proration). On May   ,
                              1998, the reported closing price of Chevron Stock
                              on the NYSE was $          per share. See
                              "Chevron Corporation--Dividend and Price Range of
                              Chevron Stock" for the recent trading prices of Chevron Stock.

6 1/2% Target Amount...       The 6 1/2% Exchange Offer will be for the 6 1/2%
                              Target Amount, which is a principal amount of 6
                              1/2% Debentures that is exchangeable into between
                              4.67 million and 5.77 million shares of Chevron
                              Stock under Existing Exchange Rights (a range of between $193.84 million and $242.80 million principal amount of 6 1/2% Debentures).

4 3/4% Target Amount...       The 4 3/4% Exchange Offer will be for the 4 3/4%
                              Target Amount, which is a principal amount of 4
                              3/4% Debentures that is exchangeable into between
                              3.30 million and 4.13 million shares of Chevron
                              Stock under Existing Exchange Rights (a range between $193.84 million and $242.80 million principal amount of 4 3/4% Debentures).

Minimum Number of New
 Debentures.................  The Company will not accept for exchange any 6
                              1/2% Debentures if the 6 1/2% Exchange Offer would result in less than $100 million in principal amount of New % Debentures being issued. The Company will not accept for exchange any 4 3/4% Debentures if the 4 3/4% Exchange Offer would result in less than $100 million in principal amount of New % Debentures being issued.

Market Price of Old
 Debentures.................  There are currently $397.1 million aggregate principal amount of 6 1/2% Debentures outstanding and $491.7 aggregate principal amount of 4 3/4% Debentures outstanding. The NYSE currently lists the 6 1/2% Debentures for trading under the symbol PZL.F and the 4 3/4% Debentures for
                              trading under the symbol PZM.F. On May   , 1998,
                              the closing prices for the 6 1/2% Debentures and the 4 3/4% Debentures on the NYSE Composite Tape
                              were $      and $     , respectively. Trades of
                              small amounts of Old Debentures typically take place on the NYSE, while trades of larger amounts generally take place in the over-the-counter market. Because the Old Debentures may trade in small amounts and sometimes infrequently on the NYSE, the most recently reported NYSE trading price may or may not be indicative of the current market value. See "Price Range of Old Debentures" for the recent trading prices of the Old Debentures.

Consideration Offered.......
                              The principal amount of New   % Debentures to be
                              issued in exchange for 6 1/2% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 6 1/2% Debentures validly tendered by a holder and accepted by the Company for exchange are exchangeable as of the 6 1/2% Acceptance Date (subject to the payment of cash in lieu of the
                              issuance of a Fractional New   % Debenture). The
                              principal amount of New   % Debentures to be
                              issued in exchange for 4 3/4% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 4 3/4% Debentures validly tendered by a holder and accepted by the Company for exchange are exchangeable as of the 4 3/4% Acceptance Date (subject to the payment of cash in lieu of the
                              issuance of a Fractional New   % Debenture).

Proration..............       If holders validly tender, and do not withdraw,
                              more than the 6 1/2% Target Amount of 6 1/2%
                              Debentures for exchange prior to the Expiration
                              Date, the Company will accept 6 1/2% Debentures for exchange on a pro rata basis from among the 6
                              1/2% Debentures validly tendered. (All validly tendering holders will be prorated if more than the 6 1/2% Target Amount is tendered.) If holders validly tender, and do not withdraw, more than the 4 3/4% Target Amount of 4 3/4% Debentures for exchange prior to the Expiration Date, the Company will accept 4 3/4% Debentures for exchange on a pro rata basis from among the 4
                              3/4% Debentures validly tendered. (All validly tendering holders will be prorated if more than the 4 3/4% Target Amount is tendered.)

Public Announcement....       Pennzoil will issue a press release publicly
                              announcing the Average Chevron Stock Price, the
                              Target Amounts and the principal amount of New
                              Debentures to be issued in the Exchange Offers prior to the opening of trading on the second trading day prior to the respective Expiration
                              Dates. Such information can also be obtained from
                              D. F. King & Co., Inc., the Information Agent, by calling 1-800-735-3591 beginning on the second trading day prior to the respective Expiration
                              Dates.

Expiration Dates.......       5:00 p.m., New York City time, on
                                 , 1998, unless the Exchange Offers are
                              extended as provided herein, in which case the term "4 3/4% Expiration Date" means the latest date and time to which the 4 3/4% Exchange Offer is extended, and the term "6 1/2% Expiration Date" means the latest date and time to which the 6 1/2% Exchange
                              Offer is extended. Pennzoil may extend or terminate either of the Exchange Offers as provided herein independently of the other
                              Exchange Offer.


Conditions to the Exchange
 Offers; Termination;
 Waiver; Amendment.....
                              The Company expressly reserves the right to (i) withdraw or terminate either or both of the Exchange Offers and promptly return all Old Debentures, at any time, (a) if either or both of the Exchange Offers would result in less than $100 million in principal amount of the respective series of New Debentures being issued or upon the failure of any of the conditions specified in "The Exchange Offers--Procedures for Tendering," (b) if the Average Chevron Stock Price is less than $78.00 per share or is more than $91.00 per share or (c) upon the occurrence of any of the other events listed in "The Exchange Offers--Conditions of the Exchange Offers," (ii) waive any condition to the Exchange Offers and accept all the Old Debentures previously tendered, (iii) extend the Expiration Date of either or both of the Exchange Offers for any reason and retain all Old Debentures tendered until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offers--Withdrawal of Tenders") or (iv) amend or modify the terms of either or both of the Exchange Offers in any manner for any reason, including (without limitation) the form of the consideration, the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offers or the coupon for either series of New Debentures. Any amendment applicable to either or both of the Exchange Offers will apply to all Old Debentures tendered pursuant to the respective Exchange Offer or the Exchange Offers. If the Company materially changes the terms of either or both of the Exchange Offers or if it waives a material condition of either or both of the Exchange Offers, the Company will extend the Expiration Date of respective Exchange Offer or the Exchange Offers. The minimum period that the Company will extend either or both of the Exchange Offers following a material change in the terms of either or both of the Exchange Offers or a waiver by the Company of a material condition of either or both of the Exchange Offers, other than a change in the Target Amounts or in the formula for calculating the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Exchange Offers--Expiration Date; Extensions; Amendments; Termination."

Procedures for Tendering
 Old Debentures.............

                              The Company is making the Exchange Offers only to holders of Old Debentures in registered form. If holders of Old Debentures in bearer form desire to participate in the Exchange Offers, they must first exchange their Old Debentures in bearer form for Old Debentures in registered form. In order to exchange Old Debentures in bearer form for Old Debentures in registered form, a holder must surrender the Old Debentures in bearer form at the office or agency of the Trustee (as defined under "Description of New Debentures--General") with all unmatured coupons and all matured coupons in default thereto appertaining. Each holder of registered Old Debentures desiring to accept either of the Exchange Offers must either (1) properly complete, sign and date the appropriate Letter of Transmittal or a photocopy thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a photocopy thereof) and mail or otherwise deliver such Letter of Transmittal and any other required documents to Chase Bank of Texas, National Association (the "Exchange Agent") and either deliver the Old Debentures to the Exchange Agent along with the Letter of Transmittal or deliver such Old Debentures pursuant to the procedure for book-entry transfer set forth herein or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender for exchange should contact such broker, dealer, commercial bank, trust company or nominee promptly and instruct such registered holder to tender on such beneficial owner's behalf.

Guaranteed Delivery
 Procedures.................  Each holder of Old Debentures who desires to accept either of the Exchange Offers and tender Old Debentures for exchange and whose Old Debentures are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Old Debentures by following the procedures for the guaranteed delivery set forth under "The Exchange Offers-- Guaranteed Delivery Procedures."

Withdrawal Rights...........
                              Holders may withdraw their tenders of Old
                              Debentures at any time prior to the respective Expiration Dates. See "The Exchange Offers-- Withdrawal of Tenders."

Delivery of New Debentures;
 Payment of Cash............

                              The Company expects to deliver certificates representing New Debentures to be issued in the Exchange Offers, certificates representing portions of Old Debentures not accepted for exchange and checks in payment of the cash to be paid in lieu of the issuance of Fractional New Debentures and accrued and unpaid interest due on Old Debentures accepted for exchange as soon as practicable after the respective Expiration Dates. See "The Exchange Offers--Terms of the Exchange Offers."

Interest on the Old
 Debentures.................  Pennzoil will pay accrued interest on Old
                              Debentures accepted for exchange through the respective Acceptance Dates. Payment of such accrued interest on the Old Debentures will accompany delivery of the New Debentures.

Redemption of the Old
 Debentures.................  Pennzoil currently expects to redeem all Old
                              Debentures that remain outstanding after completion of the Exchange Offers. Pennzoil's Board of Directors, however, will determine whether to redeem and when to redeem either or both series of the Old Debentures according to market and other factors prevailing at the time. If Pennzoil redeems the Old Debentures, Pennzoil expects that the terms of the Old Debentures and the currently prevailing market prices for Chevron Stock will cause substantially all holders of Old Debentures to exercise their Existing Exchange Rights to obtain shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). Although Pennzoil has had the right to redeem the 6 1/2% Debentures since January 15, 1998, Pennzoil does not intend to redeem them before July 15, 1998 and intends to pay accrued interest through that date. Pennzoil currently expects to redeem 4 3/4% Debentures on October 1, 1998, which is the first date on which the Company can redeem them.

Dealer Manager; Exchange
 Agent; Information Agent...

                              The Company has retained PaineWebber Incorporated to act as Dealer Manager and solicit exchanges of Old Debentures for New Debentures. See "Dealer Manager." Chase Bank of Texas, National Association is serving as Exchange Agent in connection with the Exchange Offers. D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offers. See "The Exchange Offers--Exchange Agent; Information Agent."

Use of Proceeds.............
                              The Company will not receive any proceeds from the Exchange Offers. Successful completion of the Exchange Offers will allow the Company to release a portion of the shares of Chevron Stock that have been deposited with exchange agents for possible exchange of Old Debentures under Existing Exchange Rights. See "Use of Proceeds." The Company will pay all of its expenses incident to the Exchange Offers.

Denominations...............
                              The Company will issue the New Debentures only in registered form and in denominations of $1,000. See "Description of New Debentures." Holders who would otherwise be entitled to receive a Fractional New Debenture will receive a cash payment in lieu of such Fractional New Debenture. See "The Exchange Offers--Terms of the Exchange Offers." The New Debentures will be issued only in book-entry form. See "Description of New Debentures--Book-Entry Issuance Only."

Material Federal Income Tax
 Considerations Relating to
 the Exchange Offers...
                              Based on the position taken by Pennzoil pursuant to proposed Treasury regulations outstanding at the time the Old Debentures were issued, an exchange by a holder of Old Debentures for New Debentures will constitute two separate exchanges for federal income tax purposes: a Deemed Debt Exchange, in which the right of the holder to payments of stated principal and interest is exchanged for a portion of the New Debentures received by the holder, and a Deemed Option Exchange, in which the right of the holder to exchange the Old Debentures for Chevron Stock is exchanged for the balance of the New Debentures received by the holder (all capitalized terms not defined above are defined below in "Material Federal Income Tax Consequences"). For federal income tax purposes, the Deemed Debt Exchange probably will be a "recapitalization" of Pennzoil, so a holder generally will not recognize loss, if any, on such exchange, and probably will recognize gain, if any, to the extent of the "boot" received in such exchange. The Deemed Option Exchange will not be pursuant to a "recapitalization," so a holder will recognize any gain or loss on such exchange. See "Material Federal Income Tax Consequences--Treatment of Exchange Offers."

Appraisal Rights............
                              Holders of the Old Debentures do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture (as defined under "Description of New Debentures--General") in connection with the Exchange Offers. The Company intends to conduct the Exchange Offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

No Recommendation...........
                              Neither the Board of Directors of Pennzoil nor Pennzoil makes any recommendation to holders of the Old Debentures as to whether to tender in the Exchange Offers. The Company urges holders of the Old Debentures to consult their financial and tax advisors on what action to take.

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES

Issuer......................  Pennzoil Company

Securities.............         % Exchangeable Senior Debentures Due 2008   %
                              Exchangeable Senior Debentures Due 2008.

Maturity Date...............
                              July 15, 2008

Interest Payment Dates......
                              July 15 and January 15, commencing January 15,
                              1999.

Dates of Issuance......       The Company will issue the respective New
                              Debentures on the next calendar day following the respective Acceptance Dates. Interest on the New
                              Debentures will accrue from their dates of issuance.


Book-Entry Issuance.........  The New Debentures will be issued only in book-
                              entry form. See "Description of New Debentures-- Book-Entry Issuance Only."

Exchange Rights.............
                              A holder will have the option to exchange the New Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the respective Acceptance Dates under Existing Exchange Rights

                              (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture). See "--Illustration." In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock for which the New Debentures are exchangeable.

Repurchase Rights...........  Holders of New Debentures may exercise rights to cause Pennzoil to repurchase the New Debentures if Pennzoil takes certain action as described under "Description of New Debentures--Repurchase Rights."

Optional Redemption.........
                              The Company may not redeem the New Debentures prior to July 15, 2000. Thereafter, the Company has the option to redeem all or part of the New Debentures at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption.

Ranking.....................
                              The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of March 31, 1998, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $63 million, and, on a pro forma basis after giving effect to the Spin-Off, such subsidiary debt will be zero.

Listing.....................
                              Application will be made to list the New
                              Debentures for trading on the NYSE.

Proposed Trading Symbols....

Material Federal Income Tax
 Considerations Relating to
 the New Debentures.........

                              A holder will be required to include original issue discount in gross income for federal income tax purposes on a constant yield basis over the term of the New Debentures. Original issue discount will accrue at the interest rate at which the New Debentures would have been issued if they were not exchangeable for shares of Chevron Stock. This rate will exceed the stated
                              interest rates on the New   % Debentures and the
                              New   % Debentures. An exchange of the New
                              Debentures for shares of Chevron Stock will constitute a taxable sale or exchange of the New Debentures. Any gain on the sale, exchange or redemption of the New Debentures will be ordinary interest income (rather than capital gain); any loss generally will be ordinary loss to the extent of the net amount of ordinary income the holder has previously realized on the New Debentures and capital loss as to the balance. In the case of New Debentures retired or exchanged for shares of Chevron Stock on the maturity date of the New Debentures, the amount and character of income and loss of the holder will be the same as described above, but will be determined in part through certain original issue discount "adjustments." See "Material Federal Income Tax Consequences--Treatment of New Debentures."

                 COMPARISON OF OLD DEBENTURES TO NEW DEBENTURES

  The following table presents a comparison of material differences between the
6 1/2% Debentures and the New   % Debentures and the 4 3/4% Debentures and the
New   % Debentures. Except as set forth below, the terms of the Old Debentures and New Debentures are materially similar.

                                  6 1/2% EXCHANGE OFFER                    4 3/4% EXCHANGE OFFER
                         ---------------------------------------- -----------------------------------------

                                              NEW   %                                   NEW   %
                         6 1/2% DEBENTURES    DEBENTURES          4 3/4% DEBENTURES     DEBENTURES
                         -----------------    ----------          -----------------     ----------
AGGREGATE PRINCIPAL
AMOUNT OUTSTANDING...... $397.1 million       Determined as       $491.7 million        Determined as
                                              described herein                          described herein
                                              (see "The Exchange                        (see "The Exchange
                                              Offers--Terms of                          Offers--Terms of
                                              the Exchange                              the Exchange
                                              Offers")                                  Offers")
INTEREST RATE........... 6 1/2%                 %                 4 3/4%                   %
MATURITY DATE........... January 15, 2003     July 15, 2008       October 1, 2003       July 15, 2008
EXCHANGE RATE........... Approximately 23.774 Determined as       Approximately 17.004  Determined as
                         shares per $1,000    described herein    shares per $1,000     described herein
                         principal amount     (see "Description   principal amount      (see "Description
                         (the equivalent of   of New Debentures-- (the equivalent of    of New Debentures--
                         42 1/16 per share)   Exchange Rights")   $58 13/16 per share)  Exchange Rights")
DATE ON AND AFTER
WHICH DEBENTURES MAY BE
REDEEMED................ January 15, 1998(1)  July 15, 2000       October 1, 1998(2)    July 15, 2000
FORM OF DEBENTURES...... Bearer or registered Registered          Bearer or registered  Registered
                                              book-entry only                           book-entry only
ACCRUED INTEREST UPON
EXERCISE OF EXCHANGE
RIGHTS.................. Holders who exercise Holders who exer-    Holders who exercise Holders who exer-
                         their exchange       cise their exchange  their exchange       cise their exchange
                         rights do not        rights will not      rights do not        rights will not
                         receive accrued and  receive accrued and  receive accrued and  receive accrued and
                         unpaid interest.     unpaid interest,     unpaid interest.     unpaid interest,
                                              except that, sub-                         except that, sub-
                                              sequent to any call                       sequent to any call
                                              for redemption by                         for redemption by
                                              the Company of the                        the Company of the
                                              New   % Debentures,                       New   % Debentures,
                                              holders who exercise                      holders who exercise
                                              exchange rights will                      exchange rights will
                                              receive accrued and                       receive accrued and
                                              unpaid interest                           unpaid interest
                                              through the date of                       through the date of
                                              exchange.                                 exchange.

-------

(1) Although Pennzoil has had the right to redeem the 6 1/2% Debentures since January 15, 1998, Pennzoil does not intend to redeem them before July 15, 1998, subject to a final determination by Pennzoil's Board of Directors.

(2) Subject to a final determination by Pennzoil's Board of Directors, Pennzoil currently expects to redeem the 4 3/4% Debentures on October 1, 1998, which is the first date on which the Company can redeem them.

                                  ILLUSTRATION

  The following illustrates the effect of the Exchange Offers (i) on a holder of $1,000 principal amount of 6 1/2% Debentures, (ii) on a holder of $1,000,000 principal amount of 6 1/2% Debentures (1,000 6 1/2% Debentures, each at $1,000 principal amount), (iii) on a holder of $1,000 principal amount of 4 3/4% Debentures, (iv) on a holder of $1,000,000 principal amount of 4 3/4% Debentures (1,000 4 3/4% Debentures, each at $1,000 principal amount), and (v) per share of Chevron Stock for which each series of Old Debentures are exchangeable, assuming in each case that the respective Average Chevron Stock Price is $80 per share and assuming the holder's tender of Old Debentures is accepted for exchange. This chart is for illustrative purposes only. Changes in the respective Average Chevron Stock Price will affect the illustration set forth below. See "The Exchange Offers--Target Amounts."

                                                                                EITHER SERIES
                                                                                    OF OLD
                                                                                  DEBENTURES
                                                                                PER UNDERLYING
                            6 1/2%       6 1/2%        4 3/4%       4 3/4%         SHARE OF
CURRENT HOLDINGS          DEBENTURES   DEBENTURES    DEBENTURES   DEBENTURES    CHEVRON STOCK
----------------          ----------  -------------  ----------  -------------  --------------
Principal amount........     $1,000      $1,000,000     $1,000      $1,000,000          --
Approximate number of
 shares of Chevron Stock
 for which Old
 Debentures are
 exchangeable at current
 exchange rate .........     23.774          23,774     17.004          17,004          --
NEW DEBENTURES RECEIVED
IN EXCHANGE OFFERS
-----------------------
(a) Average Chevron
 Stock Price............        $80             $80        $80             $80         $80
(b) Multiple............        103%            103%       103%            103%        103%
(c) Approximate number
 of shares of Chevron
 Stock for which Old
 Debentures are
 exchangeable at current
 exchange rate..........     23.774          23,774     17.004          17,004           1
Product ((a) x (b) x
 (c))...................  $1,958.98   $1,958,977.60  $1,401.13   $1,401,129.60      $82.40

 Principal amount of New
  Debentures............  $1,000.00   $1,958,000.00  $1,000.00   $1,401,000.00         N/A
 Cash in Lieu of
  Issuance of Fractional
  New Debentures........    $958.98         $977.60    $401.13         $129.60         N/A


--------------------------------------------------------------------------------

AMOUNTS PER $1,000
PRINCIPAL AMOUNT OF
RESPECTIVE NEW
DEBENTURES(1)
-------------------
Exchange Rate(2)........                       0.823
Principal Amount of New
 Debentures per share of
 underlying Chevron
 Stock ($82.40/0.823)...                      $100.12
New exchange ratio per
 $1,000 principal amount
 of New Debentures
 ($1,000/$100.12).......                       9.988

--------

(1) Gives effect to the multiple (103%) used in determining the principal amount of New Debentures in the Exchange Offers.

(2) The New Debentures will be exchangeable at the option of the holder at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil at an exchange rate of 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the respective Acceptance Dates under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture), subject to adjustment in certain events. See "Description of New Debentures--Exchange Rights."

                                 RISK FACTORS


COMPARATIVE FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OLD DEBENTURES FOR NEW DEBENTURES AND EXCHANGING OLD DEBENTURES FOR CHEVRON STOCK OR CASH.

  A holder generally will recognize gain, if any, upon an exchange of Old Debentures for New Debentures, and will be liable for federal income tax upon such gain. See "Material Federal Income Tax Consequences--Treatment of Exchange Offers." Any gain recognized by a holder on a subsequent sale or exchange of the New Debentures (including their redemption or exchange for Chevron Stock or cash) will be ordinary income. See "Material Federal Income Tax Consequences--Treatment of New Debentures."

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after completion of the Exchange Offers, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). The federal income tax consequences of not participating in the Exchange Offers and instead exercising the Existing Exchange Rights will generally be substantially more favorable to a holder if the holder has accounted for the Old Debentures for federal income tax purposes using the same method as Pennzoil and Pennzoil elects to deliver Chevron Stock upon such exercise rather than cash, because a holder's gain, if any, on such an exchange of Old Debentures for Chevron Stock probably will be substantially lower than its gain, if any, on an exchange of Old Debentures for New Debentures, and any gain on a subsequent disposition of Chevron Stock received in exchange for Old Debentures generally will be capital gain rather than the ordinary income arising on a subsequent disposition of New Debentures received in exchange for Old Debentures. See "Material Federal Income Tax Consequences--Treatment of Exercise of Existing Exchange Rights." Moreover, the federal income tax consequences of not participating in the Exchange Offers and instead exercising the Existing Exchange Rights may under some circumstances (e.g., if the holder would realize gain on a Deemed Option Exchange and loss on a Deemed Debt Exchange) be somewhat more favorable to a holder even if Pennzoil elects to deliver cash on such exercise.

NO SPECIAL EVENT-RISK PROTECTION

  The New Debentures, like the Old Debentures, will not benefit from any covenant or other provision that would afford holders of New Debentures special protection in the event of a highly leveraged transaction involving Pennzoil, except for any such protection described under "Description of New Debentures--Limitation of Liens." This absence of such special protection is less significant in the case of the Old Debentures, because the market price of Chevron Stock has increased since the issuance of the Old Debentures and, as a result, the Old Debentures are currently exchangeable for shares of Chevron Stock at equivalent exchange prices ($42 1/16 per share for the 6 1/2% Debentures and $58 13/16 per share for the 4 3/4% Debentures) that are less
than the current market price for Chevron Stock. (On May   , 1998, the
reported closing price of Chevron Stock on the NYSE was $    per share.) The
equivalent exchange price for the New Debentures will initially be in excess of the market price for Chevron Stock and, absent an increase in such market price, the exchange rights of holders of New Debentures would offer less protection against a highly leveraged transaction or a change in control.

                                CAPITALIZATION

  The following table sets forth information with respect to the consolidated capitalization of Pennzoil and its subsidiaries as of March 31, 1998 and the adjusted consolidated capitalization of Pennzoil and its subsidiaries after giving effect to (a) (i) the issuance of $785.9 million of New Debentures (assuming $467.7 million principal amount of Old Debentures are accepted for exchange), (ii) the redemption of the remaining Old Debentures (assuming holders of all such remaining Old Debentures elect to exercise their Existing Exchange Rights for Chevron Stock and Pennzoil does not elect to pay cash in lieu of delivering Chevron Stock), (iii) the assumed sale of Chevron Stock that would no longer be deposited with exchange agents for possible exchange of the Old Debentures or the New Debentures and the use of the net proceeds from such sale to reduce outstanding variable-rate indebtedness and (iv) the proposed issuance by Pennzoil of $150 million of Series A Cumulative Preferred Stock ("Preferred Stock") and the application of the net proceeds thereof to reduce outstanding variable-rate indebtedness and (b) the Spin-Off and related transactions, in each case as if those transactions had occurred on March
31, 1998.

                                                  MARCH 31, 1998
                         ----------------------------------------------------------------------
                                       PRO FORMA
                                    ADJUSTMENTS FOR
                                    PREFERRED STOCK   PRO FORMA FOR   PRO FORMA
                                     ISSUANCE AND    PREFERRED STOCK ADJUSTMENTS     PRO FORMA
                                       EXCHANGE       ISSUANCE AND       FOR         FOR SPIN-
                         HISTORICAL    OFFERS(A)     EXCHANGE OFFERS  SPIN-OFF          OFF
                         ---------- ---------------  --------------- -----------     ----------
Cash and Temporary Cash
 Investments............ $   24,894    $      --       $   24,894    $    90,686(i)  $  115,580
                         ==========    =========       ==========    ===========     ==========
Short-Term Debt
  Current Maturities of
   Long-Term Debt....... $    1,381    $      --       $    1,381    $    (1,381)(j) $       --
                         ----------    ---------       ----------    -----------     ----------
    Total Short-Term
     Debt...............      1,381           --            1,381         (1,381)            --
                         ----------    ---------       ----------    -----------     ----------
Long-Term Debt,
 excluding Current
 Maturities
  Notes and Debentures
   due 1999-2009........    800,000           --          800,000                       800,000
  6 1/2% and 4 3/4%
   Debentures due 2003..    888,858     (888,858)              --             --             --
  New Debentures due
   2008.................         --      785,912 (b)      785,912             --        785,912
  Variable-Rate Credit
   Arrangements.........    574,673     (277,346)(c)      297,327       (297,327)(i)         --
  Other, including
   Debenture Premiums
   and Discounts........     54,095      (22,891)(d)       31,204        (50,756)(j)    (19,552)
                         ----------    ---------       ----------    -----------     ----------
    Total Long-Term
     Debt...............  2,317,626     (403,183)       1,914,443       (348,083)     1,566,360
Shareholders' Equity
  Preferred Stock.......         --      147,000 (e)      147,000             --        147,000
  Unrealized Holding
   Gain on Marketable
   Securities...........    186,726       48,296 (f)      235,022             --        235,022
  Gain on Assumed
   Disposition of
   Chevron Stock........         --      141,391 (g)      141,391             --        141,391
  Extraordinary Items
   Related to Exchange..         --     (192,505)(h)     (192,505)            --       (192,505)
  Other Equity..........    955,010           --          955,010       (714,755)(k)    240,255
                         ----------    ---------       ----------    -----------     ----------
    Total Shareholders'
     Equity.............  1,141,736      144,182        1,285,918       (714,755)       571,163
                         ----------    ---------       ----------    -----------     ----------
Total Capitalization.... $3,460,743    $(259,001)      $3,201,742    $(1,064,219)    $2,137,523
                         ==========    =========       ==========    ===========     ==========

--------

(a) Assumes an Average Chevron Stock Price of $80 per share.

(b) Adjustment to reflect New Debentures issued at face amount. The financial statement carrying amount of the New Debentures will be marked to market by Pennzoil based upon changes in the price of Chevron Stock above the effective exchange price. Such increases or decreases in carrying value will be charged or credited, respectively, net of tax, to Pennzoil's income.

(c) Adjustment to reflect the application of the $135.0 million proceeds from the assumed sale by Pennzoil of 1.69 million Chevron shares at $80 per share and $150.0 million proceeds from the assumed issuance of 1,500,000 shares of Preferred Stock, less $4.7 million of New Debenture issuance costs and $3 million of Preferred Stock issuance costs.

(d) Adjustment to reflect an assumed 2.9% discount on issuance of New Debentures. The discount amount is calculated as the face amount of New Debentures divided by 103% less the face amount of New Debentures.

                                   (footnotes continued on following page)

(e) Adjustment to reflect the issuance of 1,500,000 shares of Preferred Stock for $150 million, net of $3 million issuance costs.

(f) Reflects the net increase in the unrealized holding gain on marketable securities to reflect the adjusted fair value of the remaining 7.85 million shares of Chevron Stock held by Pennzoil at an assumed $80 per share, reduced by liquidated holding gains (i) on the shares of Chevron Stock assumed to be delivered in exchange for unexchanged Old Debentures under Existing Exchange Rights and (ii) on the shares of Chevron Stock assumed to be sold. Future changes in the fair market value of the shares of Chevron Stock held by Pennzoil will be reflected in its financial statement carrying amount of marketable securities. Such increases or decreases in the carrying amount will be recognized as an after-tax adjustment to shareholders' equity. The following table reflects the effect of the Exchange Offers on the Chevron Stock beneficially owned by the Company:

                                              6 1/2%       4 3/4%       TOTAL
                                           ------------ ------------ ------------
   CURRENT INVESTMENT IN CHEVRON
     Old Debentures as of March 31, 1998.  $397,138,000 $491,720,000 $888,858,000
     Par amount per debenture............  $   1,000.00 $   1,000.00 $   1,000.00
                                           ------------ ------------ ------------
     Number of debentures outstanding....       397,138      491,720      888,858
     Approximate number of Chevron shares
      per debenture......................        23.774       17.004
                                           ------------ ------------ ------------
       Total number of Chevron shares
        beneficially owned by Pennzoil...     9,441,617    8,360,808   17,802,425
                                           ============ ============ ============
   PROPOSED TRANSACTION
     Number of Chevron shares available for sale by Pennzoil
      (0.177XTarget Amount)........................................     1,687,766
     Number of Chevron shares underlying New Debentures
      (0.823XTarget Amount)........................................     7,850,012
                                                                     ------------
     Target Amount at $80 per share................................     9,537,778
     Chevron shares remaining to satisfy exchange rights of holders
      of Old Debentures............................................     8,264,647
                                                                     ------------
       Total number of Chevron shares beneficially owned by
        Pennzoil...................................................    17,802,425
                                                                     ============

(g) Adjustment to reflect the realized gain of $142.7 million on the assumed exchange of 8.3 million shares of Chevron Stock for the remaining Old Debentures and the realized gain of $78.2 million on the assumed disposition of 1.69 million shares of Chevron Stock at an assumed $80 per share, net of taxes of $79.5 million. Pennzoil's cost for the shares of Chevron Stock for accounting purposes is $33.676 per share.

(h) Reflects the extraordinary loss on retirement of the Old Debentures, which is calculated as the difference between the carrying amount of the Old Debentures of $467.8 million (less related unamortized debt issue costs of $5.6 million) and the market value (net of discount) of the New Debentures being issued in the exchange of $763.0 million. This pretax loss of $300.8 million is then reduced by an income tax benefit of $108.3 million, resulting in an after-tax extraordinary loss of $192.5 million.

(i) Adjustment to reflect the application of proceeds from the repayment by Products Group of indebtedness due to Pennzoil to reduce variable rate indebtedness of Pennzoil, with the excess of such proceeds temporarily added to cash. Pennzoil's current intention is to use any such available cash to repurchase or redeem a portion of Pennzoil's outstanding notes and debentures due 1999-2009, which would create an extraordinary loss on extinguishment of indebtedness. Pennzoil has not determined which notes and debentures would be repurchased or redeemed in such event.

(j) Adjustment to reflect the debt of Products Group that will be eliminated from Pennzoil at the time of the Spin-Off.

(k) Adjustment to reflect the Spin-Off of Products Group's net assets, less the repayment by Products Group of indebtedness owed to Pennzoil.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offers.

  Successful completion of the Exchange Offers will allow the Company to release a portion of the shares of Chevron Stock that have been deposited with exchange agents for possible exchange of Old Debentures under Existing Exchange Rights, specifically (i) all shares underlying a Fractional New Debenture and
(ii) 0.177 of a share of Chevron Stock for each share of Chevron Stock underlying an Old Debenture accepted for exchange. Pennzoil currently intends to sell such released shares of Chevron Stock for cash prior to December 31, 1998 and use the net proceeds from such sale to reduce outstanding variable-rate indebtedness.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                       AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown
(a) on a historical basis and (b) on a pro forma basis after giving effect to
(i) the Exchange Offers, (ii) the issuance of the Preferred Stock and the application of the net proceeds thereof and (iii) the Spin-Off and related transactions (as described under "Capitalization"):

        PRO FORMA                             HISTORICAL
---------------------------   ------------------------------------------------
THREE MONTHS                  THREE MONTHS
   ENDED        YEAR ENDED       ENDED
 MARCH 31,     DECEMBER 31,    MARCH 31,       YEAR ENDED DECEMBER 31,
------------   ------------   ------------   ---------------------------------
    1998           1997           1998       1997   1996   1995   1994   1993
    ----           ----           ----       ----   ----   ----   ----   ----
    1.02           2.82           1.20       2.45   1.75    --     --    1.99

  For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income from continuing operations before interest charges and before federal and state income taxes. "Fixed charges" represent the sum of interest charges (whether expensed or capitalized) and the portion of rental expense representative of an interest factor. On a pro forma basis, after giving effect to the issuance of the Preferred Stock and the application of the net proceeds thereof and the Exchange Offers (but without giving effect to the Spin-Off and related transactions), the ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 1998 and for the year ended December 31, 1997 was 1.24 and 2.53, respectively. On an historical basis, fixed charges exceeded earnings by approximately $481.9 million for the year ended December 31, 1995 and approximately $514.1 million for the year ended December 31, 1994. There was no preferred stock outstanding for any of the historical periods shown above.

                              CHEVRON CORPORATION

  Chevron is a major international oil company. It provides administrative, financial and management support for, and manages its investments in, U.S. and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations and coal mining. The company operates in the United States and approximately 90 other countries. Pennzoil has no affiliation with Chevron other than its stock ownership and contractual arrangements in the ordinary course of business and therefore has no greater access to information relating to Chevron than any other Chevron stockholder. Appendix A to this Prospectus contains selected information concerning Chevron taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1997, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 1997.

  Based upon information published by Chevron, at December 31, 1997, Chevron had 653,402,530 shares of Chevron Stock issued and outstanding; Chevron Stock is listed on the NYSE (trading symbol: CHV), as well as the Midwest; Pacific; Vancouver; London; and Zurich, Basel, and Geneva, Switzerland, stock exchanges. Chevron Stock is also traded on the Boston, Cincinnati, Detroit and
Philadelphia stock exchanges. On May   , 1998, the reported closing price of
Chevron Stock on the NYSE Composite Tape was $      .

DIVIDEND AND PRICE RANGE OF CHEVRON STOCK

  The following table sets forth the high and low trading prices for Chevron Stock on the NYSE Composite Tape and dividends declared for the calendar periods indicated as reported in published financial sources.

                                                      HIGH     LOW    DIVIDENDS
                                                      ----     ---    ---------
      1996:
        First Quarter................................ 58 7/8    51      0.50
        Second Quarter............................... 62 1/8   54 1/2   0.50
        Third Quarter................................ 63 3/8   55 7/8   0.54
        Fourth Quarter............................... 68 3/8   60 1/4   0.54
      1997:
        First Quarter................................ 72 3/4   63 1/2   0.54
        Second Quarter............................... 77 1/4   61 3/4   0.58
        Third Quarter................................ 89 3/16  73 1/2   0.58
        Fourth Quarter............................... 88 7/8   71 1/2   0.58
      1998:
        First Quarter................................ 90 3/16  67 3/4   0.61
        Second Quarter (through May   , 1998)........

                         PRICE RANGE OF OLD DEBENTURES

  On May   , 1998, the closing prices for the 6 1/2% Debentures and the 4 3/4%
Debentures on the NYSE Composite Tape were $      and $     , respectively.
Because the Old Debentures may trade in small amounts and sometimes infrequently on the NYSE, the most recently reported trading price may or may not be indicative of the current market value.

6 1/2% DEBENTURES

  The following table sets forth the high and low trading prices for the 6 1/2% Debentures on the NYSE Composite Tape for the calendar periods indicated as reported in published financial sources.

                                                                HIGH    LOW
                                                                ----    ----
      1996:
        First Quarter..........................................  137     120
        Second Quarter......................................... 147 1/2 130 1/2
        Third Quarter.......................................... 150 1/2  138
        Fourth Quarter.........................................  159    147 1/2
      1997:
        First Quarter..........................................  167    150 1/2
        Second Quarter......................................... 176 1/2  156
        Third Quarter..........................................  201     181
        Fourth Quarter.........................................  205     186
      1998:
        First Quarter..........................................  175     171
        Second Quarter (through May   , 1998)..................

4 3/4% DEBENTURES

  The following table sets forth the high and low trading prices for the 4 3/4% Debentures on the NYSE Composite Tape for the calendar periods indicated as reported in published financial sources.

                                                                HIGH    LOW
                                                                ----    ----
      1996:
        First Quarter.......................................... 105 1/2 100 1/2
        Second Quarter......................................... 110 1/2 101 3/4
        Third Quarter..........................................  111     104
        Fourth Quarter.........................................  118     110
      1997:
        First Quarter.......................................... 123 7/8 111 1/2
        Second Quarter.........................................  130     111
        Third Quarter.......................................... 146 1/2  126
        Fourth Quarter......................................... 147 1/2 123 3/4
      1998:
        First Quarter..........................................  148     122
        Second Quarter (through May   , 1998)..................

                            THE EXCHANGE OFFERS

PURPOSE AND EFFECT OF THE EXCHANGE OFFERS

  The purpose of the Exchange Offers is to replace a portion of Pennzoil's outstanding Old Debentures with the New Debentures. The Company is undertaking the Exchange Offers to take advantage of what it believes to be favorable conditions in the equity-linked securities markets.

  The 6 1/2% Debentures are currently redeemable at Pennzoil's option at any time, although Pennzoil does not intend to redeem the 6 1/2% Debentures before July 15, 1998, and the 4 3/4% Debentures are redeemable at Pennzoil's option beginning October 1, 1998. Pennzoil believes that, based upon the terms of the Old Debentures and currently prevailing market prices for Chevron Stock, holders of Old Debentures will be inclined to exchange the Old Debentures for the underlying shares of Chevron Stock once the Old Debentures are subject to redemption by Pennzoil (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). If holders of all Old Debentures exercised their right to exchange such Old Debentures for Chevron Stock (and Pennzoil chose to deliver shares of Chevron Stock), Pennzoil would recognize a net gain for federal income tax purposes on the shares of Chevron Stock delivered in the exchange and incur current tax on the gain of up to approximately $100 million. To the extent that holders of Old Debentures elect to exchange for New Debentures instead of electing to exercise their Existing Exchange Rights to exchange the Old Debentures for shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock), the Exchange Offers may enable the Company to defer such current federal income taxes. (If Pennzoil were to elect to pay cash instead of delivering shares of Chevron Stock upon surrender of Old Debentures for exchange, Pennzoil would not recognize a net gain for federal income tax purposes unless and until Pennzoil sold the Chevron Stock.)

  By effecting the Exchange Offers, certain holders of Old Debentures will be allowed to exchange from (1) a security that has the near-term prospect of being called into (2) a new security with (a) higher effective interest income and principal, and enhanced call protection, but also (b) fewer underlying shares and an extended maturity. In addition, the net tax loss created by the Exchange Offers will be used to offset (at least in part) gains recognized by Pennzoil (1) from expected exercise of Existing Exchange Rights on unexchanged Old Debentures (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock) and (2) on any shares of Chevron Stock that may be released (from deposit with exchange agents for possible exchange of Old Debentures as a result of the Exchange Offers) and sold by Pennzoil.

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after completion of the Exchange Offers, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). Although Pennzoil has the right to redeem the 6 1/2% Debentures beginning January 15, 1998, Pennzoil does not intend to call the 6 1/2% Debentures for redemption before July 15, 1998. Pennzoil currently expects to call the 4 3/4% Debentures for redemption on October 1, 1998, which is the first date on which the Company can redeem them.

RECOMMENDATION OF PENNZOIL

  The Board of Directors of Pennzoil has unanimously approved the Exchange Offers. Participation in the Exchange Offers is voluntary and holders should carefully consider whether to accept. Neither the Board of Directors of Pennzoil nor Pennzoil makes any recommendation to holders of the Old Debentures as to whether to tender in the Exchange Offers. The Company urges holders of the Old Debentures to consult their financial and tax advisors on what action to take.

TERMS OF THE EXCHANGE OFFERS

  Pennzoil is offering to issue its New Debentures in exchange for the Target Amounts of its outstanding Old Debentures. The Target Amounts of Old Debentures to be accepted for exchange and the principal amount of New Debentures to be issued in the Exchange Offers will be determined as described herein. The 6 1/2% Target Amount is the amount of 6 1/2% Debentures that are exchangeable into between 4.61 million and 5.77 million shares of Chevron Stock under Existing Exchange Rights. The 4 3/4% Target Amount is the amount 4 3/4% Debentures that are exchangeable into between 3.30 million and 4.13 million shares of Chevron Stock under Existing Exchange Rights. The Target Amounts will be determined by reference to the Average Chevron Stock Price. See "--Target
Amounts." On May   , 1998, the last reported closing price of Chevron Stock on
the NYSE Composite Tape was $          per share. See "Chevron Corporation--
Dividend and Price Range of Chevron Stock" for recent trading prices of Chevron Stock.

  The principal amount of New   % Debentures to be issued in exchange for 6
1/2% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 6 1/2% Debentures validly tendered by a holder and accepted by the Company for exchange are currently exchangeable as of the 6 1/2% Acceptance Date
(subject to the payment of cash in lieu of the issuance of a Fractional New   %
Debenture). The principal amount of New   % Debentures to be issued in the 4
3/4% Exchange Offer will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 4 3/4% Debentures validly tendered by a holder and accepted by the Company for exchange are currently exchangeable as of the 4 3/4% Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional
New   % Debenture).

  If holders validly tender, and do not withdraw, more than the 6 1/2% Target Amount of 6 1/2% Debentures for exchange prior to the 6 1/2% Expiration Date, the Company will accept 6 1/2% Debentures for exchange on a pro rata basis from among the 6 1/2% Debentures validly tendered. If holders validly tender, and do not withdraw, more than the 4 3/4% Target Amount of 4 3/4% Debentures for exchange prior to the 4 3/4% Expiration Date, the Company will accept 4 3/4% Debentures for exchange on a pro rata basis from among the 4 3/4% Debentures validly tendered.

  Pennzoil will issue a press release publicly announcing the Average Chevron Stock Price, the Target Amounts and the principal amount of New Debentures to be issued in the Exchange Offers prior to the opening of trading on the second trading day prior to the respective Expiration Dates. Such information can also be obtained from D. F. King & Co., Inc., the Information Agent, by calling 1-800-735-3591 beginning on the second trading day prior to the respective Expiration Dates.

  The Company is making the Exchange Offers only to holders of Old Debentures in registered form. Holders of Old Debentures in bearer form must first exchange their Old Debentures in bearer form for Old Debentures in registered form if they desire to participate in the Exchange Offers. See "The Exchange Offers--Procedures for Tendering."

  Holders of the Old Debentures do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offers. The Company intends to conduct the Exchange Offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

  The Company shall be deemed to have accepted validly tendered Old Debentures when, as and if the Company has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent on or after the respective Expiration Dates. The Exchange Agent will act as agent for the tendering holders for the purpose of the exchange of Old Debentures.

  The Company will issue New Debentures only in registered form and only in denominations of $1,000. Holders who would otherwise be entitled to receive a New Debenture in a principal amount under $1,000 will receive a cash payment in lieu of the issuance of a Fractional New Debenture.

  If any tendered Old Debentures are not accepted for exchange because of proration, an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Debentures will be returned, at the expense of Pennzoil, to the tendering holder thereof as promptly as practicable after the respective Expiration Dates.

  The Company expects to deliver notice confirming the number of New Debentures exchanged for Old Debentures accepted in the Exchange Offers, certificates representing portions of Old Debentures not accepted for exchange for New Debentures in the Exchange Offers and checks in payment of the cash to be paid in lieu of the issuance of Fractional New Debentures and accrued and unpaid interest due on Old Debentures accepted for exchange as soon as practicable after the respective Expiration Dates. See "--Terms of the Exchange Offers."

  Holders who tender Old Debentures in the Exchange Offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offers. The Company will pay all of its charges and expenses, other than certain applicable taxes, in connection with the Exchange Offers. See "--Fees and Expenses."

TARGET AMOUNTS

  The following table identifies the Target Amounts (expressed in millions of shares of Chevron Stock into which the Old Debentures are exchangeable under Existing Exchange Rights) given the following Average Chevron Stock Prices. If the Average Chevron Stock Price is between two full dollar amounts set forth in the following table, the Target Amounts will be determined by interpolating
between the corresponding Target Amounts in the following table. On May   ,
1998, the reported closing price of Chevron Stock on the NYSE Composite Tape
was $     .

                  6 1/2% TARGET   CORRESPONDING
                     AMOUNT      PRINCIPAL AMOUNT
                 (# OF SHARES OF    OF 6 1/2%
AVERAGE CHEVRON    UNDERLYING       DEBENTURES
STOCK PRICE      CHEVRON STOCK)   (IN MILLIONS)
---------------  --------------- ----------------
$78.00..........      5.77           $242.80
 79.00..........      5.66            238.25
 80.00..........      5.56            233.85
 81.00..........      5.46            229.59
 82.00..........      5.36            225.47
 83.00..........      5.27            221.49
 84.00..........      5.17            217.64
 85.00..........      5.09            213.90
 86.00..........      5.00            210.29
 87.00..........      4.92            206.78
 88.00..........      4.84            203.39
 89.00..........      4.76            200.09
 90.00..........      4.68            196.90
 91.00..........      4.61            193.84

                                           4 3/4% TARGET   CORRESPONDING
                                              AMOUNT      PRINCIPAL AMOUNT
                                          (# OF SHARES OF    OF 4 3/4%
                                            UNDERLYING       DEBENTURES
AVERAGE CHEVRON STOCK PRICE               CHEVRON STOCK)   (IN MILLIONS)
---------------------------               --------------- ----------------
$78.00...................................      4.13           $242.80
 79.00...................................      4.05            238.25
 80.00...................................      3.98            233.85
 81.00...................................      3.90            229.59
 82.00...................................      3.83            225.47
 83.00...................................      3.77            221.49
 84.00...................................      3.70            217.64
 85.00...................................      3.64            213.90
 86.00...................................      3.58            210.29
 87.00...................................      3.52            206.78
 88.00...................................      3.46            203.39
 89.00...................................      3.40            200.09
 90.00...................................      3.35            196.90
 91.00...................................      3.30            193.84

  Pennzoil will issue a press release publicly announcing the Average Chevron Stock Price, the Target Amounts and the principal amount of New Debentures to be issued in the Exchange Offers prior to the opening of trading on the second trading day prior to the respective Expiration Dates. Such information can also be obtained from D. F. King & Co., Inc., the Information Agent, by calling 1-800-735-3591 beginning on the second trading day prior to the respective Expiration Dates.

  Pennzoil reserves the right to accept more than the Target Amounts of Old Debentures for exchange (such higher amount will then become the "Target Amount" for purposes of proration).

EXPIRATION DATES; EXTENSIONS; AMENDMENTS; TERMINATION

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
                 1998, unless the Company, in its sole discretion, extends the Exchange Offers, in which case the term "4 3/4% Expiration Date" shall mean the latest date and time to which the 4 3/4% Exchange Offer is extended and the term "6 1/2% Expiration Date" shall mean the latest date and time to which the 6 1/2% Exchange Offer is extended.

  If the Company chooses to extend either or both of the Exchange Offers, the Company will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company expressly reserves the right to (i) withdraw or terminate either or both of the Exchange Offers and promptly return all Old Debentures, at any time, (a) if either or both of the Exchange Offers would result in less than $100 million in principal amount of the respective series of New Debentures being issued or upon the failure of any of the conditions specified in "The Exchange Offers--Procedures for Tendering," (b) if the Average Chevron Stock Price is less than $78.00 per share or is more than $91.00 per share or (c) upon the occurrence of any of the other events listed in "The Exchange Offers-- Conditions of the Exchange Offers," (ii) waive any condition to the Exchange Offers and accept all the Old Debentures previously tendered, (iii) extend the Expiration Date of either or both of the Exchange Offers for any reason and retain all Old Debentures tendered until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offers--Withdrawal of Tenders") or (iv) amend or modify the terms of either or both of the Exchange Offers in any manner for any reason, including (without limitation) the form of the consideration, the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offers or the coupon for either series of New Debentures. Any amendment applicable to either or both of the Exchange Offers will apply to all Old Debentures tendered pursuant to the respective Exchange Offer or the Exchange Offers. If the Company materially changes the terms of either or both of the Exchange Offers or if it waives a material condition of either or both of the Exchange Offers, the Company will extend the Expiration Date of respective Exchange Offer or the Exchange Offers. The minimum period that the Company will extend either or both of the Exchange Offers following a material change in the terms of either or both of the Exchange Offers or a waiver by the Company of a material condition of either or both of the Exchange Offers, other than a change in the principal amount of Old Debentures being sought for exchange or in the formula for calculating the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver.

  If one of the Exchange Offers is extended or terminated in accordance with the foregoing conditions, the Company reserves the right to extend or terminate the remaining Exchange Offer for any reason. With respect to a change in the amount of the Old Debentures being sought or the formula for calculating the consideration offered, the Exchange Offers will be extended for a minimum of 10 business days following public announcement of such change. Any withdrawal or termination of the Exchange Offers will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offers, it will give immediate notice to the Exchange Agent, and all Old Debentures theretofore tendered for exchange pursuant to the Exchange Offers will be returned promptly to the tendering holders thereof. See "--Withdrawal of Tenders."

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offers, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFERS

  Notwithstanding any other provisions of the Exchange Offers, Pennzoil shall not be obligated to consummate the Exchange Offers if the Commission shall not have issued an order (or orders) declaring the Registration Statement effective or shall have issued a stop order suspending the effectiveness of the Registration Statement or shall have instituted proceedings for such purpose.

  Pennzoil's obligation to consummate the 6 1/2% Exchange Offer is subject to
the condition that at least $100 million in principal amount of New   %
Debentures will be issued. Pennzoil's obligation to consummate the 4 3/4% Exchange Offer is subject to the condition that at least $100 million in
principal amount of New   % Debentures will be issued.

  Pennzoil reserves the right to terminate either or both of the Exchange Offers if the average Chevron Stock Price is less than $78.00 per share or is more than $91.00 per share.

  In addition, notwithstanding any other provisions of the Exchange Offers, Pennzoil, at its option may withdraw, modify or terminate either or both of the Exchange Offers if any material change occurs which is likely to affect the Exchange Offers or the value or market price of the Old Debentures or the New
  % Debentures or New   % Debentures, including if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to either or both of the Exchange Offers which, in the sole judgment of the Board of Directors of Pennzoil, may have a material adverse effect on the contemplated benefits of the Exchange Offers to Pennzoil;

    (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities listed on the NYSE, (ii) a declaration of a banking moratorium by United States, New York or Texas authorities or (iii) a commencement of war, armed hostilities or other international or national emergency;

    (c) there shall have occurred any change or development involving a prospective change in or affecting the business or financial affairs of Pennzoil which, in the sole judgement of the Board of Directors of Pennzoil, would or might prohibit, restrict or delay consummation of the Exchange Offers or materially impair the contemplated benefits of the Exchange Offers to Pennzoil; or

    (d) there exists, in the sole judgment of the Board of Directors of Pennzoil, any other actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which Pennzoil is a party or by which it is bound) to the acquisition of the affected Old Debentures or the issuance of the New Debentures.

  If any of the foregoing events shall have occurred, Pennzoil may (i) terminate either or both the Exchange Offers and not accept for exchange any Old Debentures not previously accepted for exchange; (ii) extend either or both of the Exchange Offers and retain all tendered Old Debentures until the expiration of such Exchange Offers, subject, however, to the rights of holders thereof to withdraw such Old Debentures (see "--Withdrawal of Tenders"); or
(iii) waive the unsatisfied conditions (other than the receipt of the order of the Commission, which cannot be waived) with respect to any or all of the Exchange Offers and accept all Old Debentures tendered therein.

PROCEDURES FOR TENDERING

  The tender for exchange of Old Debentures by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal. This Prospectus, together with the
Letters of Transmittal, will first be sent on or about May   , 1998 to all
holders of Old Debentures known to the Company and the Exchange Agent.

  The Company is making the Exchange Offers only to holders of Old Debentures in registered form. If holders of Old Debentures in bearer form desire to participate in the Exchange Offers, they must first exchange their Old Debentures in bearer form for Old Debentures in registered form. In order to exchange Old Debentures in bearer form for Old Debentures in registered form, a holder must surrender the Old Debentures in bearer form at the office or agency of the Trustee with all unmatured coupons and all matured coupons in default thereto appertaining. Only a holder of registered Old Debentures may tender such Old Debentures in the Exchange

Offers. Each holder of Old Debentures desiring to accept either of the Exchange Offers for all or any portion of his or her Old Debentures must transmit a properly completed and duly executed Letter of Transmittal, or a photocopy thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the respective Expiration Dates. In addition, either (i) certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the respective Expiration Dates or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Debentures, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent; Information Agent" prior to 5:00 p.m., New York City time, on the respective Expiration Dates.

  LETTERS OF TRANSMITTAL, OLD DEBENTURES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO THE COMPANY, THE DEALER MANAGER OR DTC.

  THE METHOD OF DELIVERY OF OLD DEBENTURES AND LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, THE COMPANY RECOMMENDS THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SENT BY MAIL, THE COMPANY RECOMMENDS THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE RESPECTIVE EXPIRATION DATES.

  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf if such beneficial owner desires to tender Old Debentures for exchange. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the applicable Letter of Transmittal (or delivering an Agent's Message) and delivering such beneficial owner's Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the respective Expiration Dates.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Debentures.

  If a Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Debentures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Debentures. The Company's interpretation of the terms and conditions of the Exchange Offers (including the instructions in the Letters of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Debentures, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in a Letter of Transmittal, as soon as practicable following the respective Expiration Dates.

BOOK-ENTRY TRANSFER

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Debentures at DTC for purposes of the Exchange Offers and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfer.

  However, the exchange for Old Debentures so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Debentures into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letters of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Debentures that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letters of Transmittal and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY

  If a holder desires to accept either of the Exchange Offers and time will not permit a Letter of Transmittal or Old Debentures to reach the Exchange Agent before the respective Expiration Dates or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, prior to the respective Expiration Dates, a letter, a telegram, or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Debentures are registered and, if the Old Debentures are held in certificated form, the certificate number of the Old Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three trading days after the date of execution of such letter, telegram, or facsimile transmission by the Eligible Institution, the Old Debentures, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution. Unless the Old Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Old Debentures into the Exchange

Agent's account at DTC in accordance with DTC's ATOP procedures is received, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

LETTERS OF TRANSMITTAL

  The Letters of Transmittal contain, among other things, the following terms and conditions, which are part of the Exchange Offers.

  The party tendering Old Debentures for exchange (the "Transferor") exchanges, assigns, and transfers such Old Debentures to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause such Old Debentures to be assigned, transferred, and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign, and transfer the Old Debentures and to acquire New Debentures issuable upon the exchange of such tendered Old Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Debentures, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Debentures or transfer ownership of such Old Debentures on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

  Holders may withdraw their tenders of Old Debentures at any time prior to the respective Expiration Dates.

  To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in a Letter of Transmittal. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Old Debentures to be withdrawn, (ii) if Old Debentures are held in certificated form, the certificate numbers of such Old Debentures to be withdrawn, (iii) that such holder is withdrawing his election to have such Old Debentures exchanged and (iv) the name of the registered holder of such Old Debentures, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Debentures being withdrawn. The Exchange Agent will return the properly withdrawn Old Debentures promptly following receipt of notice of withdrawal. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Debentures and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Old Debentures may not be rescinded and any Old Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers. Properly withdrawn Old Debentures, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the respective Expiration Dates. See "--Procedures for Tendering."

EXCHANGE AGENT; INFORMATION AGENT

  Chase Bank of Texas, National Association has been appointed as Exchange Agent for the Exchange Offers. D.F. King & Co., Inc. has been appointed as Information Agent for the Exchange Offers. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letters of Transmittal and requests for Notices of Guaranteed Delivery may be directed to the Exchange Agent or the Information Agent addressed as follows:

                              The Exchange Agent:

                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION


           By Mail               By Facsimile:    By Hand or Overnight Courier
  (registered or certified       (214) 672-5746     c/o Chase Bank of Texas,
      mail recommended)

                                                      National Association
    Chase Bank of Texas,    Confirm by Telephone to:Corporate Trust Services
    National Association         (214) 672-5678       1201 Main, 18th Floor
  Corporate Trust Services                             Dallas, Texas 75202
        P.O. Box 2320                                          or
  Dallas, Texas 75221-2320                          Chase Texas Trust Company
                                                     55 Water Street, North
                                                            Building
                                                    Room 234, Windows 20 & 21
                                                    New York, New York 10041

                             The Information Agent:

                             D. F. KING & CO., INC.

                         CALL TOLL FREE 1-800-735-3591

           77 Water Street                             Royex House
         New York, NY 10005                        Aldermanbury Square
           (212) 269-5550                       London, England EC2V 7HR
           (Call Collect)                          011-44-171-600-5005
                                                     (Call Collect)

TRADING OF NEW DEBENTURES AND OLD DEBENTURES

  Application will be made to list the New Debentures for trading on the NYSE. There can be no assurance, however, that an active public market for the New Debentures will develop and continue after the Exchange Offers.

  The Old Debentures and the Chevron Stock are listed on the NYSE. For recent trading prices of the Old Debentures and the Chevron Stock, see "Price Range of Old Debentures" and "Chevron Corporation--Dividend and Price Range of Chevron Stock." See Appendix A for information regarding Chevron taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the quarter ended March 31, 1998.

  To the extent that Old Debentures are tendered and accepted in the Exchange Offers, the trading market for the untendered Old Debentures could be reduced significantly, which might adversely affect the liquidity of the Old Debentures, although the consummation of the Exchange Offers alone should not affect the continued listing of the Old Debentures on the NYSE. Published guidelines of the NYSE indicate that the NYSE would consider delisting an issue of the Old Debentures if the aggregate principal amount or market value of such issue publicly held is less than $1,000,000.

  A debt security with a small outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with greater float. Therefore, the market price for untendered Old Debentures may be affected adversely to the extent that the principal amount of Old Debentures tendered pursuant to the Exchange Offers reduces the float. The reduced float may also tend to make the market price of untendered Old Debentures more volatile.

NO TRANSACTIONS OR ARRANGEMENTS

  Except as described in this Prospectus, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offers between the Company or any of its directors or executive officers and any person with respect to the New Debentures or the Old Debentures.

FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders of Old Debentures will be borne by the Company. For compensation to be paid to the Dealer Manager, see "Dealer Manager." The total expenses to be incurred by the Company in connection with the Exchange Offers, other than fees payable to the Dealer Manager, but including the expenses of the Dealer Manager, printing, accounting, and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee are estimated to be approximately $700,000.

  The Company shall pay all transfer taxes, if any, applicable to the transfer and exchange of Old Debentures to it or its order pursuant to the Exchange Offers. If, however, certificates representing New Debentures or Old Debentures are not tendered or accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder(s) of such Old Debentures tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Debentures to the Company or its order pursuant to the Exchange Offers, the amount of any such transfer taxes (whether imposed on the registered holder(s) or any other person) will be payable by the tendering holder(s). If satisfactory evidence of payment of such taxes or exception therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering holder.

                         DESCRIPTION OF NEW DEBENTURES

GENERAL

  The New   % Debentures will be a series of Pennzoil's debt securities (the
"Debt Securities") and will be issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"), and the Third Supplemental Indenture to the Indenture ("Third Supplemental Indenture") between Pennzoil and Chase Bank of Texas,
National Association, as trustee. The New   % Debentures will be a series of
Pennzoil's Debt Securities and will be issued under the Indenture and the Fourth Supplemental Indenture to the Indenture ("Fourth Supplemental Indenture" and, together with the Third Supplemental Indenture, the "Supplemental Indenture") between Pennzoil and Chase Bank of Texas, National Association, as trustee. The 6 1/2% Debentures and the 4 3/4% Debentures have also been issued under the Indenture. The Indenture does not limit the aggregate principal amount of securities which can be issued thereunder and provides that securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Pennzoil prior to issuance. The Indenture does not limit the amount of other unsecured indebtedness or Debt Securities that may be issued by Pennzoil. The italicized references below refer to the section numbers of the Indenture or the Supplemental Indentures.

  The principal amount of New   % Debentures issued in exchange for 6 1/2%
Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the Old Debentures validly tendered by holders and accepted by the Company for exchange are currently exchangeable as of the 6 1/2% Acceptance Date (subject
to the payment of cash in lieu of the issuance of a Fractional New   %
Debenture). The principal amount of New   % Debentures to be issued in exchange
for 4 3/4% Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the 4 3/4% Debentures validly tendered by holders and accepted by the Company for exchange are currently exchangeable as of the 4 3/4% Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional
New   % Debenture). On May   , 1998, the reported closing price of the Chevron
Common Stock on the NYSE was $           per share.

  The Company will issue the New Debentures on the next calendar day following the respective Acceptance Dates. The New Debentures will mature on July 15, 2008 and will bear interest from the date of issuance at the rate per annum determined as described in the following paragraph, payable semiannually on each July 15 and January 15, commencing January 15, 1999 to the holders of the New Debentures at the close of business on the July 1 next preceding such July 15 or the January 1 next preceding such January 15, as the case may be.

  The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of March 31, 1998, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $63 million, and, on a pro forma basis after giving effect to the Spin-Off, such subsidiary debt will be zero.

  The New Debentures, like the Old Debentures, will not benefit from any covenant or other provision that would afford holders of New Debentures special protection in the event of a highly leveraged transaction involving Pennzoil, except for any such protection provided by the Indenture as described below under "--Limitation of Liens." This absence of such special protection is less significant in the case of the Old Debentures, because the market price of Chevron Stock has increased since the issuance of the Old Debentures and, as a result, the Old Debentures are currently exchangeable for shares of Chevron Stock at equivalent exchange prices ($42 1/16 per share for the 6 1/2% Debentures and $58 13/16 per share for the 4 3/4% Debentures) that are less
than the current market price for Chevron Stock. (On May   , 1998, the reported
closing price of Chevron Stock on the NYSE Composite Tape was $    per share.)
The equivalent exchange price for the New Debentures will initially be in excess of the market price for Chevron Stock and, absent an increase in such market price, the exchange rights of holders of New Debentures would offer less protection against a highly leveraged transaction.

FORM OF DEBENTURES

  The New Debentures will be issued only in registered form.

BOOK-ENTRY ISSUANCE ONLY

  Each issue of the New Debentures will be represented by one or more fully registered global securities (collectively, the "Global Debentures"). The Global Debentures will be deposited upon issuance with a custodian for DTC and registered in the name of DTC or a nominee of DTC (the "Global Debenture Registered Owner"). Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Dealer Manager), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that pursuant to procedures established by it (i) upon deposit of the Global Debentures, DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the face amount of the Global Debentures and (ii) ownership of such interests in the Global Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debentures). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Such laws may impair the ability to transfer beneficial interests in a Global Debentures.

  Except as described below, owners of interests in the Global Debentures will not have New Debentures registered in their names, will not receive physical delivery of New Debentures in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose. As long as DTC, or its nominee, is the registered owner of the Global Debentures, DTC, or its nominee, as the case may be, will be considered the sole owner and holder of the New Debentures presented by the Global Debentures for all purposes under the Indenture and the New Debentures.

  Payment of any interest on the New Debentures registered in the name of the Global Debentures Registered Owner will be payable by the Trustee to the Global Debentures Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Debentures, including the Global Debentures, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. (Section 203 of the Indenture). Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Debentures or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Debentures, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in face amount of beneficial interests in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions of the Global Debentures Registered Owner for all purposes.

  The Global Debentures are exchangeable for definitive New Debentures in registered certificated form only if (i) DTC (a) notifies the Company that it is unwilling or unable to continue as the depositary for the Global Debenture and the Company thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Debentures in definitive registered certificated form or (iii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Debentures. Upon issuance of New Debentures in definitive registered certificated form, the Trustee is required to register the securities in the name of, and cause the New Debentures to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as DTC shall direct.

EXCHANGE RIGHTS

  A holder will have the option to exchange the New Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the respective Acceptance Dates under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture), subject to adjustment in certain events as set forth in the Supplemental Indenture. In the event the New Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201 of the Supplemental Indentures).

  Prior to and in connection with the issuance of the New Debentures, Pennzoil will deposit the number of shares of Chevron Stock deliverable in exchange for the New Debentures with Chase Bank of Texas, National Association, who will act as exchange agent for holders of New Debentures (the "New Debenture Exchange Agent") on behalf of Pennzoil. Pennzoil will thereafter deposit with the New Debenture Exchange Agent any cash and other property deliverable in exchange for the New Debentures. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the New Debentures (collectively, "Exchange Property"). The deposit arrangements with the New Debenture Exchange Agent will terminate at such time as the right to exchange New Debentures with the New Debenture Exchange Agent shall have expired pursuant to the Supplemental Indentures.

  In order to exercise the right of exchange, the holder of any New Debenture must surrender such New Debenture to the New Debenture Exchange Agent at its office maintained for such purpose in Dallas, Texas. Each New Debenture to be surrendered must be accompanied by written notice to Pennzoil and the New Debenture Exchange Agent that the holder elects to exchange such New Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other

Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202 of the Supplemental Indentures). No fractional shares will be delivered on any exchange of New Debentures, and, in lieu thereof, a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid, such market price to be determined as of the date of receipt by Pennzoil of the notice of exchange relating to such New Debentures (or, if such date is not a business day, on the business day next preceding such date). (Section 203 of the Supplemental Indentures).

  If Pennzoil has called the New Debentures for redemption, holders of New Debentures exercising the right of exchange will receive accrued and unpaid interest on the New Debentures through the date of exchange. If the New Debentures have not been called for redemption, holders of New Debentures exercising the right of exchange will not receive any accrued and unpaid interest on the New Debentures. (Section 202 of the Supplemental Indentures).

  In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such New Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such New Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing the New Debenture Exchange Agent to make any such cash payment, Pennzoil shall deposit with the New Debenture Exchange Agent the cash so payable. (Section 216 of the Supplemental Indentures).

  Pennzoil will be entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205 of the Supplemental Indentures).

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and, if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204 of the Supplemental Indentures).

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of New Debentures at their addresses as they appear in the Security Register. (Section 205 of the Supplemental Indentures).

  In the case of any merger or consolidation of Chevron with or into any other person that results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any New Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such New Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211 of the Supplemental Indentures).

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or the New Debenture Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or the New Debenture Exchange Agent, the New Debenture Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, the New Debenture Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or the New Debenture Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by the New Debenture Exchange Agent for distribution pro rata to holders requesting exchange of their New Debentures. (Section 215 of the Supplemental Indentures).

  From time to time, Pennzoil may require the New Debenture Exchange Agent to segregate such property as Pennzoil determines may be necessary for Pennzoil or the New Debenture Exchange Agent to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of New Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215 of the Supplemental Indentures).

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the New Debenture Exchange Agent. Pennzoil and the New Debenture Exchange Agent shall cause such rights to be distributed to the holders of the New Debentures shown in the Security Register. (Section 205 of the Supplemental Indentures).

  Pennzoil is required to give to holders of New Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of New Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206 of the Supplemental Indentures).

  Any cash held by the New Debenture Exchange Agent that is deliverable upon exchange of New Debentures will be invested by the New Debenture Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil, and Pennzoil will be responsible for any losses on such investments. To the extent New Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the New Debenture Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by the New Debenture Exchange Agent for exchange as exceeds the number of shares of Chevron

Stock or other Exchange Property required to be held by the New Debenture Exchange Agent for the exchange of all New Debentures remaining then outstanding. (Section 205 of the Supplemental Indentures).

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause the New Debenture Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause the New Debenture Exchange Agent to tender all or any portion or none of such class of security included within the Exchange Property held by the New Debenture Exchange Agent. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by the New Debenture Exchange Agent for the benefit of holders as provided in the Supplemental Indenture. As a result of the receipt by the New Debenture Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of New Debentures. (Section 212 of the Supplemental Indentures).

  The right of a holder to exchange his New Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The New Debenture Exchange Agent will act as agent for Pennzoil in connection with Pennzoil's exchange obligations under the Supplemental Indentures and will not act as escrow agents for the benefit of holders of New Debentures. Accordingly, Pennzoil may at any time obtain from the New Debenture Exchange Agent or otherwise authorize or direct the New Debenture Exchange Agent to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the Supplemental Indenture, each holder of New Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's New Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217 of the Supplemental Indentures).

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the Supplemental Indentures, the New Debenture Exchange Agent will mail to all holders of record of the New Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice"). To exercise the Repurchase Right, a holder of New Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the New Debenture Exchange Agent of the holder's exercise of such right, together with the New Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all New Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the Supplemental Indenture first occurs (the "Triggering Date") is before July 15, 2000, the product of (1) 120% and (2) the greater of the principal amount at maturity of such New Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such New Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after July 15, 2000, the greater of (1) the redemption price as specified under "--Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such New Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for New Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange New Debentures in accordance with the Supplemental Indentures or to repurchase New Debentures upon exercise of a Repurchase Right will constitute an Event of Default with respect to the New Debentures, and holders of New Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the New Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except in accordance with a transfer of the indebtedness evidenced by the New Debentures in the manner permitted by the Indenture.

  If an offer is made to repurchase New Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including but not limited to Sections 13(e) and 14(e) under the Exchange Act and Rules l3e-1 and l4e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption provisions described below, the Company may not redeem the New Debentures prior to July 15, 2000. Thereafter, the Company has the option to redeem all or part of the New Debentures, on not less than 30 nor more than 60 days' notice by mail to the holders of New Debentures at their addresses appearing on the Security Register, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning July 15 of the following years:

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      2000.....................................................     104.00%
      2001.....................................................     103.50%
      2002.....................................................     103.50%
      2003.....................................................     102.50%
      2004.....................................................     102.00%
      2005.....................................................     101.50%
      2006.....................................................     101.00%
      2007.....................................................     100.50%

in each case together with accrued and unpaid interest to the redemption date; provided, however, if any interest payment date on New Debentures is on or prior to the redemption date, interest shall be payable to the holders of such New Debentures, registered as such, at the close of business on the relevant Record Dates as provided in the Indenture. There is no sinking fund applicable to the New Debentures.

EVENTS OF DEFAULT

  Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under the Indenture with respect to the Debt Securities of such series issued under such Indenture (which includes the New Debentures): (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 60 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 60 days; (d) failure to perform any other covenant of Pennzoil in the Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. (Section 501 of the Indenture). If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Indenture).

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of Pennzoil under the Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602 of the Indenture).

  The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the securities of such series (or of all outstanding securities under the Indenture). (Section 512 of the Indenture). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 610 of the Indenture). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603 of the Indenture).

  The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) may on behalf of the holders of all Debt Securities of such series (or of all outstanding Debt Securities under the Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Section 513 of the Indenture). The holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the holders of all such Debt Securities waive compliance by Pennzoil with certain restrictive provisions of the Indentures. (Section 1009 of the Indenture).

  Pennzoil is required to furnish to the Trustee annually a statement as to the performance by Pennzoil of certain of its obligations under the Indenture and as to any default in such performance. (Section 1008 of the Indenture).

MODIFICATION

  Modifications and amendments of the Indenture may be made by Pennzoil and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security,
(b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the place or currency, currencies, or currency unit or units or payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding securities the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902 of the Indenture).

  The Indenture provides that Pennzoil and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to Pennzoil's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Debt Securities in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Pennzoil, without the consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquired or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Debt Securities. (Article Eight of the Indenture).

DISCHARGE AND DEFEASANCE

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (Section 401 of the Indenture). The terms of the New Debentures provide an additional condition that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the New Debentures to recognize income, gain or loss for United States federal income tax purposes. (Section 105 of the Supplemental Indentures).

  The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of Pennzoil under the Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404 of the Indenture). The terms of the New Debentures provide for legal defeasance. Legal defeasance is permitted under the terms of the New Debentures only on the additional condition that Pennzoil shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the New Debentures to recognize income, gain or loss for United States federal income tax purposes. (Section 105 of the Supplemental Indentures).

  Neither legal defeasance nor covenant defeasance will affect the then existing rights of a holder of New Debentures to exchange for shares of Chevron Stock owned by Pennzoil.

  "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

REGISTRATION AND TRANSFER

  The New Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Pennzoil for such purpose with respect to the New Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Pennzoil has appointed the Trustee as Security Registrar. (Section 305 of the Indenture). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Pennzoil may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of the Indenture). Pennzoil may at any time designate additional transfer agents with respect to any series of securities. (Section 1002 of the Indenture).

  In the event of any redemption in part, Pennzoil shall not be required to (i) issue, register the transfer of or exchange during a period beginning at the opening of business 15 days prior to the selection for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any New Debentures, or portion thereof, called for redemption, except the unredeemed portion of any New Debentures being redeemed in part. (Section 305 of the Indenture).

PAYMENT AND PAYING AGENTS

  Payment of principal of and interest on the New Debentures will be made in the designated currency or currency unit at the office of such paying agent or paying agents as Pennzoil may designate from time to time (the "Paying Agents"), except that at the option of Pennzoil payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on the New Debentures will be made to the person in whose name such New Debentures are registered at the close of business on the regular record date for such interest. (Section 307 of the Indenture).

  The Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for Pennzoil for payments with respect to the New Debentures. Pennzoil may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that Pennzoil will be required to maintain a Paying Agent in each Place of Payment for such series and Pennzoil will be required to maintain a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to the New Debentures. (Section 1002 of the Indenture).

  All moneys paid by Pennzoil to a Paying Agent for the payment of principal of and any premium or interest on any security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Pennzoil and the holder of such security or any coupon will thereafter look only to Pennzoil for payment thereof. (Section 1003 of the Indenture).

MEETINGS

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. (Section 1301 of the Indenture). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. (Section 1302 of the Indenture). Except for any consent that must be given by the holder of each outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the holder of each outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series. (Section 1304 of the Indenture).

NOTICES

  Notices to holders of New Debentures will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107 of the Indenture).

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, as a creditor of Pennzoil, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613 of the Indenture). The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section 608 of the Indenture).

  The Trustee has made loans to Pennzoil and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee serves as a depositary of funds of, and performs other services for, Pennzoil and is trustee under one other indenture pursuant to which several outstanding series of Pennzoil's debentures have been issued.

LIMITATION ON LIENS

  The Indenture provides that, so long as any Debt Securities are outstanding, Pennzoil will not, and will not permit any Designated Subsidiary (as defined below) to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Pennzoil or any Designated Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding securities shall be equally and ratably secured.

  Under the Indenture, Atlas Processing Company ("Atlas"), an indirect wholly owned subsidiary of Pennzoil, is currently the only Subsidiary (as defined below) of Pennzoil which is a Designated Subsidiary. Therefore, the above restriction applies only to Pennzoil and Atlas and does not cover other Pennzoil subsidiaries, including PEPCO, PPC or Jiffy Lube. Moreover, Atlas is a subsidiary of PPC, and Atlas will cease to be a Designated Subsidiary upon the effectiveness of the Spin-Off.

  The Indenture contains no restriction on the disposition by Pennzoil of the stock of a Designated Subsidiary or any other Subsidiary. Moreover, the Indenture does not prohibit Pennzoil or any Designated Subsidiary from doing business through any existing or new Subsidiary that is not a Designated Subsidiary and, therefore, not subject to the limitation on liens in the Indenture or from transferring assets or businesses to those Subsidiaries.

  Under the terms of the Indenture, the above negative pledge restriction does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Pennzoil or any Designated Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Pennzoil or any Designated Subsidiary (whether or not the obligations secured thereby are assumed by Pennzoil or any Subsidiary); (c) any mortgage pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation that becomes a Designated Subsidiary after December 15, 1992, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation becomes a Designated Subsidiary and
(ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation at the time it becomes a Designated Subsidiary or thereafter acquired by it from sources other than Pennzoil or another Designated Subsidiary; (d) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (a), (b) or (c) above on substantially the same property or assets theretofore subject thereto; (e) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by Pennzoil or a Designated Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (f) any mortgage, pledge, security interest, lien or encumbrance in favor of Pennzoil or any Wholly Owned Subsidiary (as defined below); (g) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Pennzoil or a Designated Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Code for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Pennzoil or a Subsidiary; or
(h) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness (as defined below) in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 5% of Consolidated Net Tangible Assets, as shown on a balance sheet as of the date of the balance sheet contained in Pennzoil's most recent periodic report on Form 10-K or Form 10-Q filed with the Commission prior to the date of such incurrence. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from Pennzoil or any Designated Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 1007 of the Indenture).

  The term "Indebtedness," as applied to any Person, is defined in the Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, or as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Pennzoil or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All

Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. Indebtedness shall not include amounts which are payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such Person.

  "Consolidated Net Tangible Assets" is defined in the Indenture as the total amount of assets of Pennzoil and the Designated Subsidiaries on a consolidated basis, including the equity in Subsidiaries that are not Designated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

  The Indenture defines the term "Subsidiary" as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Pennzoil or by one or more other Subsidiaries, or by Pennzoil and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Designated Subsidiary" is defined to include any Subsidiary which at the time has been designated by Pennzoil as a Designated Subsidiary in an Officers' Certificate delivered to the Trustee for such purpose, subject to such provisions, if any, as may be contained in such Officers' Certificate providing that upon the occurrence of a specified event or action or in such other circumstances as is specified in such Officers' Certificate, such other Subsidiary shall no longer be a Designated Subsidiary. Atlas is the only Subsidiary of Pennzoil currently so designated, and Atlas will cease to be a Designated Subsidiary upon the effectiveness of the Spin-Off.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Baker & Botts, L.L.P., counsel to Pennzoil, the following are the material federal income tax consequences to a holder of exchanging Old Debentures for New Debentures in the Exchange Offers and owning and disposing of New Debentures, of not exchanging Old Debentures for New Debentures in the Exchange Offers and instead exchanging Old Debentures for Chevron Stock or cash pursuant to the holder's exercise of the Existing Exchange Rights, and of owning and disposing of Chevron Stock received in exchange for Old Debentures or New Debentures. This opinion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service ("IRS") would not take a position contrary to those expressed herein. This opinion deals only with holders that hold the Old Debentures, and will hold the New Debentures and Chevron Stock, as capital assets and does not address all aspects of federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under federal income tax law (including, but not limited to, life insurance companies, dealers in securities, financial institutions, tax-exempt organizations, foreign persons, persons having a functional currency other than the U.S. dollar, and persons holding the Old Debentures, the New Debentures or the Chevron Stock as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This opinion also does not address the state, local or foreign tax consequences of an investment in the Old Debentures, the New Debentures or the Chevron Stock. INVESTORS CONSIDERING THE EXCHANGE OF OLD DEBENTURES IN THE EXCHANGE OFFERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND THE OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES AND THE CHEVRON STOCK UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING THE EFFECTS OF RECENT OR POSSIBLE FUTURE CHANGES IN SUCH LAWS.

TREATMENT OF EXCHANGE OFFERS

  Bifurcation of Old Debentures. Pursuant to proposed Treasury regulations outstanding at the time the Old Debentures were issued, Pennzoil has taken the position that each Old Debenture is bifurcated for federal income tax purposes into two separate instruments: a right to receive payments of principal and stated interest (the "Deemed Debt Instrument") and a right to exchange the Old Debenture for Chevron Stock (the "Deemed Option"). The IRS has announced that it will respect any reasonable method used by a taxpayer to account for debt instruments of that type issued at that time, including a method based upon the proposed regulations upon which Pennzoil has relied. The discussion below assumes that the Old Debentures are treated by the holder as bifurcated into Deemed Debt Instruments and Deemed Options. If a holder has adopted a different reasonable method for reporting income, gain, loss and deduction on the Old Debentures, its tax consequences may be different than those discussed below. Holders who have not adopted the bifurcation method of reporting with respect to the Old Debentures should contact their tax advisors regarding the tax consequences of the Exchange Offers.

  Bifurcation of Exchange. The exchange by a holder of Old Debentures for New Debentures will constitute two separate exchanges for federal income tax purposes: an exchange of the Deemed Debt Instruments for a portion of the New Debentures (the "Deemed Debt Exchange") and an exchange of the Deemed Options for the balance of the New Debentures (the "Deemed Option Exchange"). The amount realized by a holder upon receipt of New Debentures (which will be equal to the "issue price" of the New Debentures, determined in the manner discussed below at "--Treatment of New Debentures--Issue Prices") will be allocated between the Deemed Debt Exchange and the Deemed Option Exchange in proportion to the relative fair market values of the Deemed Debt Instruments and the Deemed Options on the applicable Acceptance Date. The basis of the holder in the Deemed Debt Instruments and the Deemed Options will be determined by allocating the holder's basis in the Old Debentures between the Deemed Debt Instruments and the Deemed Options in proportion to their relative fair market values at the time the holder acquired the Old Debentures, with subsequent adjustments for any amounts of original issue discount, market discount, premium or acquisition premium included in the determination of the holder's income with respect to the Deemed Debt Instruments. The discussion below assumes that a holder has the same basis and holding period in each of its Old Debentures. This may not be the case as to any holder that, for example, acquired Old Debentures in more than one transaction. Any holders that acquired Old Debentures in more than one transaction or otherwise do not have the same tax basis and holding period in each of their Old Debentures should contact their tax advisors regarding additional tax considerations applicable to them. A holder that participates in both the 4 3/4% Exchange Offer and the 6 1/2% Exchange Offer will have a separate Deemed Debt Exchange and Deemed Option Exchange for each of the Exchange Offers.

  Deemed Debt Exchange. The Deemed Debt Exchange probably will constitute a "recapitalization" for federal income tax purposes. The discussion herein will assume the Deemed Debt Exchange is a recapitalization. A holder generally will not recognize loss, if any, on the Deemed Debt Exchange, but will recognize gain, if any, on such exchange to the extent of the "boot" received in such exchange. The amount of "boot" received by a holder in the Deemed Debt Exchange will probably be equal to the excess of the portion of the issue price of the New Debentures allocated to such exchange over the adjusted issue price of the Deemed Debt Instruments, but a holder could reasonably adopt the position that the amount of the boot is equal to the fair market value of the excess of the stated principal amount of the New Debentures allocated to such exchange over the stated principal amount of the Old Debentures. Any gain recognized generally will be capital gain. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call (as defined below), the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument. Pennzoil believes it did not have an intention at the time of the original issuance of the Deemed Debt Instruments to call them before maturity (an "Intention to Call"), and it clearly will be treated as lacking such intention as to Deemed Debt Instruments held by holders that have elected to apply the original issue discount regulations issued in January 1994 to the Deemed Debt Instruments.

  Deemed Option Exchange. The Deemed Option Exchange will not be pursuant to a "recapitalization" because a Deemed Option does not constitute a "security" of Pennzoil under Treasury regulations, so the holder will recognize any gain or loss on such exchange. Any gain or loss recognized will be capital gain or loss.

  Basis and Holding Period of New Debentures. The basis of a holder in New Debentures received pursuant to either of the Exchange Offers (including the portion of any hypothetical Fractional New Debenture allocable to the Deemed Debt Exchange as discussed below at "--Cash in Lieu of Fractional New Debentures") will be equal to the sum of (i) the basis of the portion of the Old Debentures surrendered by the holder in the Deemed Debt Exchange, increased for any gain recognized by the holder on such exchange and (ii) the issue price (determined as discussed below at "--Treatment of New Debentures--Issue Prices") of the portion of the New Debentures received in the Deemed Option Exchange. The holding period of the portion of the New Debentures received in the Deemed Option Exchange and the portion of the New Debentures received in the Deemed Debt Exchange that are allocable to "boot" will begin the day after the applicable Acceptance Date. The holding period of the portion of the New Debentures received in the Deemed Debt Exchange that are not allocable to "boot" will include the period for which the holder held the Old Debentures, provided that if all of a holder's gain upon the Deemed Debt Exchange is recognized, the holding period of such New Debentures probably will begin the day after the applicable Acceptance Date.

  Cash in Lieu of Fractional New Debentures. The portion of the cash received in lieu of the issuance of a Fractional New Debenture that is allocable to the Deemed Debt Exchange probably will be treated as if the holder had received a Fractional New Debenture (in the amount allocable to the Deemed Debt Exchange), then the Fractional New Debenture was redeemed by Pennzoil in exchange for the cash. Any gain on such redemption will be interest income taxable at ordinary income rates and any loss will be capital loss, as discussed below at "-- Treatment of New Debentures--Sale, Exchange, Redemption or Exercise of New Debentures." The portion of the cash received in lieu of a Fractional New Debenture that is allocable to the Deemed Option Exchange will constitute an additional amount realized by the holder in such exchange.

  Interest Paid at Exchange. The interest on the Old Debentures payable at the time of the exchange will not be additional consideration received in the Deemed Debt Exchange or the Deemed Option Exchange, but a payment of accrued original issue discount on the Deemed Debt Instruments immediately before such exchanges.

TREATMENT OF NEW DEBENTURES

  Issue Prices. Pennzoil anticipates that the New Debentures will be listed for trading on the NYSE on and after the respective Acceptance Dates, in which case the issue prices of the New % Debentures and the New % Debentures will be their respective fair market values on the respective Acceptance Dates. The discussion herein assumes that the issue prices of the New % Debentures and the New % Debentures will be determined in this manner.

  Contingent Payment Regulations. The tax consequences to a holder of owning or disposing of a New Debenture discussed below arise from the application of certain Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations") to the New Debentures. The Contingent Payment Regulations require the application of the "noncontingent bond method" to determine the amount, timing and character of income, gain, loss and deduction with respect to the New Debentures. As discussed below, generally, under the noncontingent bond method, taxable interest income will accrue on each New Debenture under rules similar to the original issue discount rules, at a rate equal to the "comparable yield" (as defined below) of such New Debenture, and additional adjustments will be made to the income and deduction of the holder with respect to such New Debenture to the extent such New Debenture is satisfied at maturity for an amount different than the amount indicated on the "projected payment schedule" (as defined below) for such New Debenture or the holder's basis in such New Debenture is different than the adjusted issue price of such New Debenture. A separate "comparable yield" and "projected payment schedule" will be determined for each series of New Debentures (i.e., the New % Debentures and the New % Debentures). The Contingent Payment Regulations apply in lieu of the general rules for accrual of interest; a holder will not have interest or original issue discount income with respect to a New Debenture other than as described below.

  Determination of Comparable Yields. The "comparable yield" of each New Debenture will be the yield at which Pennzoil would issue a fixed rate debt instrument on the applicable Acceptance Date with terms and conditions comparable to those of such New Debenture, including the level of subordination, term, timing of payments, and general market conditions (but without the right to exchange the New Debenture for Chevron Stock). The "comparable yield" of each series of New Debentures will be determined on the applicable Acceptance Date and will exceed the stated rate of interest on such series.

  Accrual of Interest at Comparable Yield. Under the noncontingent bond method, a holder, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of interest on each New Debenture for all days during the taxable year that the holder owns such New Debenture. As a result, a holder of a New Debenture that employs the cash method of accounting will be required to include amounts in respect of interest accruing on such New Debenture in taxable income each year, whether or not the current receipt of cash from such New Debenture is sufficient to pay any resulting tax.

  The daily portions of interest on a New Debenture are determined by allocating to each day in any accrual period a ratable portion of the interest allocable to that accrual period. The amount of interest on a New Debenture allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of the New Debenture at the beginning of the accrual period by the comparable yield of the New Debenture (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a New Debenture at the beginning of any accrual period generally will be the sum of its issue price (determined as discussed above at "--Issue Prices") and the amount of interest allocable to all prior accrual periods, less the amount of any stated interest payments made in all prior accrual periods. Since the comparable yield of each New Debenture will exceed the stated interest rate of such New Debenture, interest income with respect to each New Debenture will exceed the amount of stated interest payable on such New Debenture.

  Projected Payment Schedules. The "projected payment schedule" for a series of New Debentures is a schedule that will be created on the applicable Acceptance Date and will include all stated payments of interest on a New Debenture in such series and an amount for the value of the exchangeability feature on the Maturity Date that produces a yield on such New Debenture equal to the comparable yield of such New Debenture. If, on the Maturity Date, a New Debenture is retired or is exchanged for Chevron Stock pursuant to the exercise of the holder's option, any excess of the amount actually paid on the Maturity Date over the amount listed on the projected payment schedule applicable to such New Debenture for payment on the Maturity Date will be a "positive adjustment" and any excess of the amount listed on such projected payment schedule over the amount paid will be a "negative adjustment." See "--Effect of Positive and Negative Adjustments."

  Differences Between Basis and Adjusted Issue Price. A holder whose initial basis in a New Debenture (determined as discussed above at "--Treatment of Exchange Offers--Basis and Holding Period of New Debentures") is different from the adjusted issue price of such New Debenture must make appropriate "positive" and "negative" adjustments to its income and deductions with respect to such New Debenture. At the time the holder acquires a New Debenture, the holder must allocate any difference between its basis in the New Debenture and the adjusted issue price of the New Debenture among either the remaining payments due on the projected payment schedule applicable to such New Debenture or the remaining accruals of interest at the comparable yield of such New Debenture in a reasonable manner. It will be reasonable for a holder to allocate any such difference pro rata to all remaining accruals of interest on a New Debenture at the applicable comparable yield, provided that, after taking into account this allocation, the yield on the New Debenture would not be less than the applicable Federal rate applicable to the New Debenture (determined as if it were a new debt instrument issued on the purchase date and due on the Maturity
Date). Adjustments allocated to either an interest accrual or the projected payments are taken into account at the time the corresponding interest is accrued or payment is made. If the holder's basis is greater than the adjusted issue price of the New Debenture, the excess is treated as a "negative adjustment", and if the holder's basis is less than the adjusted issue price, the difference is treated as a "positive adjustment". See "--Effect of Positive and Negative Adjustments."

  Effect of Positive and Negative Adjustments. Positive and negative adjustments with respect to a New Debenture for a taxable year are netted. A net positive adjustment is treated as additional interest income to the holder. A net negative adjustment first reduces the amount of interest accrued by the holder on the New Debenture for the taxable year, as described above at "-- Accrual of Interest at Comparable Yield," then the remainder is ordinary loss to the extent the holder's total interest inclusions with respect to the New Debenture exceed the total amount of net negative adjustments treated as ordinary losses for prior years. Any excess net negative adjustment is carried forward as a negative adjustment to the following year, except that any excess net negative adjustment on the Maturity Date or in the year in which the holder disposes of the New Debenture reduces the holder's amount realized on the redemption, sale or exchange. Any negative and positive adjustments of the kind described above at "--Differences Between Basis and Adjusted Issue Price" made by a holder of a New Debenture in respect of any difference between its basis and the adjusted issue price of such New Debenture on the date of acquisition decrease or increase, respectively, the holder's basis in such New Debenture.

  Sale, Exchange or Redemption of New Debentures. When a holder sells, exchanges or otherwise disposes of a New Debenture, including the redemption or retirement of the New Debenture by Pennzoil or the exercise by the holder of its option to exchange the New Debenture for Chevron Stock (a "disposition"), the holder's gain (or loss) on such disposition will equal the difference between the amount realized by the holder for the New Debenture and the holder's tax basis in the New Debenture. Upon an exercise by the holder prior to the Maturity Date of its right to exchange the New Debenture for Chevron Stock, the amount realized by the holder will be equal to the fair market value of any Chevron Stock (or the amount of cash received in lieu of Chevron Stock) received by such holder, plus any cash received in lieu of fractional shares, adjusted for any "adjustments" required under the principles described above at "--Effect of Positive and Negative

Adjustments." In the case of a retirement on the Maturity Date or an exercise by the holder on the Maturity Date of its right to exchange the New Debenture for Chevron Stock, the amount realized will be the amount listed in the applicable projected payment schedule for payment on the Maturity Date, as discussed about at "--Projected Payment Schedules," adjusted for any "adjustments" required under the principles described above at "--Projected Payment Schedules" and "--Effect of Positive and Negative Adjustments." A holder's tax basis in a New Debenture will be its initial basis, determined as described above at "--Treatment of Exchange Offers--Basis and Holding Period of New Debentures," increased for interest accrued in prior accrual periods as described above at "--Accrual of Interest at Comparable Yield," decreased by the amount of the payments of stated interest made on the New Debenture in prior accrual periods and further adjusted as described above at "--
Effect of Positive and Negative Adjustments." Any gain realized by a holder on a disposition will be treated as ordinary interest income. Any loss realized by a holder on a disposition will be treated as ordinary loss to the extent the holder's interest inclusions with respect to the New Debenture up to the date of disposition exceed the total net negative adjustments previously treated by the holder as ordinary loss. Any loss recognized in excess of such amount generally will be treated as a capital loss. If a holder receives Chevron Stock in a disposition, such holder will have a basis in that stock equal to the stock's fair market value on the date of the disposition. Additionally, the holder's holding period in the Chevron Stock will begin the day after the disposition.

  Pennzoil's Determination Binding. Pennzoil's determination of the comparable yields and projected payment schedules will be binding on holders. Information regarding the comparable yields and the projected payment schedules can be obtained from any time after the day after the respective Acceptance Dates.

  The "comparable yields" and the "projected payment schedules" are used to determine accruals of interest for tax purposes only and are not assurances by Pennzoil with respect to the actual yields of, or payments to be made in respect of, the New Debentures. The "comparable yields" and the "projected payment schedules" do not necessarily represent Pennzoil's expectations regarding such yields or the amounts of such payments.

TREATMENT OF EXERCISE OF EXISTING EXCHANGE RIGHTS

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after the completion of the Exchange Offers, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. See "The Exchange Offers--Purpose and Effect of the Exchange Offers." If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). The following is a discussion of the federal income tax consequences of the exercise of Existing Exchange Rights by a holder who did not elect to exchange its Old Debentures for New Debentures pursuant to the Exchange Offers.

  Exchange of Old Debentures for Chevron Stock. If a holder exercises a Deemed Option and exchanges an Old Debenture for Chevron Stock, such exchange probably will be treated for federal income tax purposes as a taxable sale of the Deemed Debt Instrument for its then fair market value and an exercise of the Deemed Option at an exercise price equal to the then fair market value of the Deemed Debt Instrument. Such a "sale" of a Deemed Debt Instrument will generally result in recognized gain or loss to the holder equal to the difference between the fair market value of the Deemed Debt Instrument and the holder's tax basis in the Deemed Debt Instrument as of the time of the exchange. However, the conclusions stated above are in some respects uncertain, and it is possible that the exchange would instead be treated as an exchange of the Deemed Debt Instrument for the Chevron Stock, upon which the holder would recognize gain or loss equal to the difference between the fair market value of the Chevron Stock and the holder's tax basis in the Old Debenture as of the time of the exchange. Any gain or loss on the exchange generally will be capital gain or loss. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call, the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument. The holder's tax basis in the Chevron Stock received in the exchange (including any fractional share for which it receives cash) probably will equal the sum of the tax basis in the Deemed Option and the fair market value of the surrendered Deemed Debt Instrument. However, if the holder's gain or loss on the exchange is measured by reference to the fair market value of the Chevron Stock, the holder's basis in the Chevron Stock will be equal to such fair market value. The receipt of cash in lieu of a fractional share of Chevron Stock will be treated as a taxable sale of such fractional share of Chevron Stock, resulting generally in gain or loss equal to the difference between the cash received and the holder's allocable basis in such fractional share of Chevron Stock. A holder's holding period for Chevron Stock received upon an exercise of a Deemed Option will commence the day after the Deemed Option is exercised.

  Exchange of Old Debentures for Cash. If a holder exercises a Deemed Option and Pennzoil elects to pay the holder cash in lieu of Chevron Stock, the holder will be required to calculate its gain or loss separately for the Deemed Debt Instrument and the Deemed Option. In making such calculation, the cash received must be allocated between such Deemed Debt Instrument and such Deemed Option in proportion to their relative fair market values as of the time of the exchange. Gain or loss with respect to each Deemed Debt Instrument or Deemed Option will equal the difference between the amount of cash that is allocated to such Deemed Debt Instrument or Deemed Option and the holder's tax basis in such Deemed Debt Instrument or Deemed Option. Any gain or loss on the exchange generally will be capital gain or loss. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call, the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument.

TREATMENT OF CHEVRON STOCK

  Distributions on Chevron Stock. The gross amount of any distribution made by Chevron to a holder with respect to the Chevron Stock generally will be includible in the income of a holder as a dividend taxable as ordinary income to the extent that such distribution is paid out of Chevron's current or accumulated earnings and profits as determined under federal income tax principles. Subject to certain limitations, corporations holding Chevron Stock that receive dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received. If the amount of any distribution exceeds Chevron's current and accumulated earnings and profits as so computed, such excess first will be treated as a tax-free return of capital to the extent of the holder's tax basis in its Chevron Stock, and thereafter as gain from the sale or exchange of property.

  Dispositions of Chevron Stock. A holder generally will recognize capital gain or loss for federal income tax purposes on the sale or disposition of Chevron Stock in an amount equal to the difference between the amount realized on the sale or other disposition and the holder's tax basis in the Chevron Stock. Any such gain or loss will be capital gain or loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments made on an Old Debenture, a New Debenture or Chevron Stock, or the cash proceeds of the sale, exchange, redemption or other disposition of an Old Debenture, a New Debenture or Chevron Stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

  Certain holders may receive Forms 1099-OID reporting interest accruals on a New Debenture. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from differences between the holder's basis in a New Debenture and the adjusted issue price of the New Debenture. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

                                 DEALER MANAGER

  PaineWebber Incorporated, as Dealer Manager, has agreed to solicit exchanges of Old Debentures. The Company will pay the Dealer Manager a fee of $500,000 ($250,000 of which has already been paid and $250,000 of which will be payable as of the commencement of the Exchange Offers), plus $0.39 per share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the respective Acceptance Dates under Existing Exchange Rights. Additional solicitation may be made by telecopier, by telephone, or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

  Pennzoil has agreed to indemnify the Dealer Manager against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and contribute to payment that the Dealer Manager may be required to make in respect thereof.

  The Dealer Manager engages in transactions with, and from time to time has performed services for, the Company.

                                 LEGAL OPINIONS

  Certain legal matters in connection with the New Debentures offered hereby will be passed upon for Pennzoil by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of Pennzoil and its subsidiaries incorporated by reference in this Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The summary report of Ryder Scott Company Petroleum Engineers included as
Exhibit 99(a) to Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1997 and the estimates from the reports of that firm appearing under the caption "Oil and Gas--Oil and Gas Reserves" in Item 1 of such Annual Report and under "Oil and Gas Information" included in the Supplemental Financial and Statistical Information contained in such Annual Report are incorporated by reference herein on the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

  Pennzoil is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by Pennzoil with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. In addition, Pennzoil's common stock and the Old Debentures are listed on the NYSE, and application will be made to list the New Debentures for trading on the NYSE. Material filed by Pennzoil can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  Pennzoil has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Pennzoil and such securities, reference is made to such Registration Statement and to the exhibits thereto.

                                                                     APPENDIX A

                    SELECTED INFORMATION CONCERNING CHEVRON

  Appendix A contains selected information concerning Chevron Corporation ("Chevron") taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1997 and from Chevron's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the quarter ended March 31, 1998.

  Chevron is subject to the information requirements in the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission, to which reference is made for detailed financial and other information regarding Chevron. Such reports, proxy statements and other information can be inspected and copied at the Commission's offices referred to on page 46 of the Prospectus or can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which Chevron Stock is listed. A holder can also find information regarding Chevron at the Commission's offices and on the Commission's website at (http: //www.sec.gov). The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. Although Pennzoil has no reason to believe the information concerning Chevron included therein is not reliable, Pennzoil has not verified either its accuracy or its completeness. Neither Pennzoil nor the Dealer Manager warrants that there have not occurred events not yet publicly disclosed by Chevron which would affect either the accuracy or the completeness of the information concerning Chevron included therein. Pennzoil has no affiliation with Chevron other than its stock ownership and contractual arrangements in the ordinary course of business and therefore has no greater access to information relating to Chevron than any other Chevron stockholder. Pennzoil does not intend to furnish to holders of New Debentures subsequent information with respect to Chevron.

--------------------------------------------------------------------------------

REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1998.
                            SELECTED FINANCIAL DATA

                           THREE MONTHS
                              ENDED
                            MARCH 31,           YEARS ENDED DECEMBER 31,
                          -------------- ---------------------------------------
                           1998   1997    1997    1996    1995    1994    1993
                          ------ ------- ------- ------- ------- ------- -------
                             (EXPRESSED IN MILLIONS EXCEPT PER SHARE AMOUNT)
Sales and other
 operating revenues.....  $7,464 $10,794 $40,583 $42,782 $36,310 $35,130 $36,191
Equity in net income of
 affiliated companies...     151     178     688     767     553     440     440
Other income............      38     121     679     344     219     284     451
                          ------ ------- ------- ------- ------- ------- -------
Total Revenues..........   7,653  11,093  41,950  43,893  37,082  35,854  37,082
Costs, Other Deductions
 and Income Taxes.......   7,153  10,262  38,594  41,286  36,152  34,161  35,817
                          ------ ------- ------- ------- ------- ------- -------
Net Income (Loss).......  $  500 $   831 $ 3,256 $ 2,607 $   930 $ 1,693 $ 1,265
                          ====== ======= ======= ======= ======= ======= =======
Net Income (Loss) Per
 Share of Common Stock..  $  .77 $  1.27 $  4.97 $  3.99 $  1.43 $  2.60 $  1.94
                          ====== ======= ======= ======= ======= ======= =======
Cash Dividends Per Share
 of Common Stock........  $  .61 $   .54 $  2.28 $  2.08 $  1.93 $  1.85 $  1.75

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF

              FINANCIAL CONDITION AND RESULTS OF OPERATIONS






FIRST QUARTER 1998 COMPARED WITH FIRST QUARTER 1997

 Overview and Outlook

  Net income for the 1998 first quarter was $500 million ($.76 per share-- diluted, $.77 per share--basic), a decrease of 40 percent from $831 million ($1.27 per share--diluted and basic) earned in the first quarter of 1997. Special items benefited 1998 first quarter earnings $64 million compared with benefits of $27 million in last year's first quarter.

  This year's earnings were adversely affected by several major factors: significantly lower crude oil prices, lower natural gas prices, foreign currency losses and major scheduled maintenance at two of the company's largest U.S. refineries. In addition, despite lower feedstock costs, sales margins were squeezed by lower U.S. refined product prices resulting from an abundance of supply. However, international downstream earnings increased compared with the first quarter 1997, primarily in the company's Caltex and international shipping operations.

  Chevron's worldwide exploration and production (upstream) earnings suffered appreciably from the decline in crude oil and natural gas prices since last year's first quarter. These lower prices were the primary drivers for the decline in earnings. The company's average U.S. crude oil realization per barrel in the first quarter 1998 fell 37 percent compared with the 1997 first quarter, while average U. S. natural gas realization declined 25 percent. However, on the positive side, international liquids production continues to grow. During the first quarter of 1998, net international liquids production was up 2 percent from the first quarter of last year, including a record level of liquids production from the five-year-old Tengizchevroil (TCO) joint venture in Kazakhstan.

  The interplay of rising supply and the declining rate of demand growth has driven the crude price steadily downward. On the demand side, Asia's currency crisis has slowed oil demand growth in that region and a globally mild winter caused consumers in the northern hemisphere to require less oil and gas to heat homes, offices and other buildings. Meanwhile, as the pace of demand growth has dropped, worldwide oil supply has been increasing. New and improved technologies have made oil and gas easier to find and produce.

  Crude oil prices have remained "soft" into the 1998 second quarter, despite the agreement by oil producing countries to cut production. During the first four months of 1998, the spot price for West Texas Intermediate (WTI), an industry benchmark light crude, averaged $15.78 per barrel representing a 28 percent decline from the corresponding 1997 period.

  Chevron is aware that some countries in which it produces may be considering crude oil production cuts, but the company believes the net effect of any host country directed changes will be insignificant to its overall production levels. However, any host country directed reductions or limits may have an adverse effect on the level of new production from current and future development projects.

  The company continues to monitor the crude oil market closely, but has not made any substantive changes to its operations or capital spending plans and expects to move forward with attractive investment opportunities.

  Chevron and its affiliates continue to review and analyze their operations and may close, sell, exchange, acquire or restructure assets to achieve operational or strategic benefits to improve competitiveness and profitability. In addition, Chevron receives claims from, and submits claims to, customers, trading partners, contractors and suppliers. The amounts of these claims, individually and in the aggregate, may be significant and require lengthy periods to resolve. These activities may result in significant losses or gains to income in future periods.

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REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED MARCH 31, 1998.

 Current Developments

  In spite of the low crude prices in the first quarter 1998, the company has been active in all areas of its business. Some of the operational highlights since the beginning of 1998 were:

  The company announced the discovery of the Viosca Knoll Carbonate Trend in the Gulf of Mexico offshore Mississippi. This is the first offshore U. S. Gulf natural gas reserves to originate from Lower Cretaceous pay sands. This carbonate trend is contiguous to and lies south of the giant Chevron-operated Norphlet natural gas trend and other offshore production, possibly permitting the tie-in of production from the new trend into existing infrastructure. The company has made five new field discoveries in this trend since 1994, four within the last 18 months. Chevron is the operator and holds the dominant interest in 71 leases in this trend. The Viosca Knoll Block 68 discovery well, drilled in June 1997, began production in April 1998 and is the first of the five discovery wells in the trend that will begin production.

  In the first quarter of 1998, Chevron signed two new exploration and production-sharing agreements in Qatar and Bahrain. The onshore concession in Qatar covers 10,900 square-kilometers and lies to the east of the Dukhan oil field and south of the North Dome gas field. For Bahrain, the offshore concession of three blocks covers approximately 5,900 square kilometers.

  The company announced two crude oil discoveries in the Haute Mer deepwater permit area offshore Congo, suspected to be on-trend with Chevron's two 1997 giant discoveries in Block 14 offshore Angola in the Cabinda Concession. Chevron holds a 30 percent interest in each of these two discoveries.

  Initial liquids production began from two new fields in Nigeria this year. Production began at the offshore Opolo Field in the Niger delta in February. The field is currently producing at an average of 24,000 barrels of crude oil per day and is expected to remain at about that level for the remainder of 1998. In April, Chevron announced that production had begun at the onshore Gbokoda Field, its first "zero-flare" oil field project in Nigeria. Gbokoda gas, produced in association with the crude oil, will be processed for commercial use at the Escravos Gas Project. Crude oil production from the Gbokoda Field is expected to increase to over 40,000 barrels per day by the end of 1998. Gbokoda and Opolo are the first two of four Chevron-operated fields in Nigeria scheduled to begin production in 1998.

  Chevron and Sasol, a South African fuels and petrochemicals company, plan to pool resources to begin the design and engineering of a 20,000 barrel per day gas-to-liquids plant adjacent to Chevron's Escravos Gas Project facilities in Nigeria. Processed gas from the Escravos Gas Project will feed the proposed gas-to-liquids plant for the conversion of natural gas to synthetic crude oil, which will be processed further into high-quality diesel and naphtha products.

  In Papua New Guinea, production began at the Moran Field in February and the Gobe Field in March of this year. Production from the Gobe development is expected to surpass 50,000 barrels per day by mid-1998. The extended well test at the Moran Field will produce oil at a rate of 10,000 barrels per day.

  The company plans to reconstruct an existing section of pipeline across the Republic of Georgia to provide a pipeline transportation outlet to the Georgian Black Sea port of Batumi for crude oil from the Tengiz Field in Kazakhstan. The company is also evaluating the feasibility of building a new pipeline to connect existing pipelines in the Azerbaijan-Georgia corridor. Currently, pipeline exports of Tengiz crude are limited by quota restrictions for access to Russian pipeline capacity. Alternative modes of transportation, such as rail and barges, are used to maximize crude oil production.

  Chevron and Texaco plan to establish a joint venture of their global marine and industrial fuels and marine lubricant businesses, which will operate in over 100 countries worldwide. The new company will be owned 69% by Texaco and 31% by Chevron and will market fuel oil to marine and industrial users and marine lubes and greases in approximately 450 ports.

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REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED MARCH 31, 1998.

  Chevron has significant production and development projects under way in West Africa. Its share of combined production from Nigeria, Angola, Republic of Congo and Democratic Republic of Congo is currently more than 310,000 barrels per day. While the company's producing operations in Nigeria and other African countries have been generally unaffected by the civil unrest, political uncertainty and economic conditions in this area, the company continues to closely monitor developments.

  Chevron's partner in Nigeria, the government-owned Nigerian National Petroleum Corporation (NNPC) is currently reviewing funding levels for joint ventures for 1998 and is currently making payments at 1997's rate. Insufficient funding from NNPC could delay some of the company's development projects in Nigeria.

  Year 2000 compliance assessments of the company's information systems, software and embedded technology continue. The company is also investigating the compliance efforts of suppliers, contractors, and trading partners with whom Chevron does business. The total amount of costs to be incurred to address the Year 2000 issue cannot be reliably estimated at this time.

 Review of Operations

  Excluding special items, first quarter 1998 operating earnings were $436 million compared with 1997 first quarter operating earnings of $804 million in the 1997 quarter. In the 1998 first quarter, favorable prior-year tax adjustments of $125 million were partially offset by deferred tax effects of $56 million from an exchange of international exploration and production properties and net environmental remediation provisions of $5 million in the company's U.S. refining, marketing and transportation (downstream) operations. The net benefit from special items in the 1997 period included gains of $49 million from the sale of certain U.S. producing properties, which were partially offset by environmental remediation and other provisions of $22 million.

  Total revenues for the first quarter of 1998 were $7.7 billion, down 31 percent from $11.1 billion in last year's first quarter, primarily due to lower prices for crude oil, natural gas and refined products. However, approximately 25 percent of the decrease was attributable to the company's fourth quarter 1997 exit from the U.K. refining and marketing business and the sale of its interest in a U.K. chemicals affiliate.

  The company continues to focus on costs during this period of low crude oil prices. Ongoing operating expenses declined to $5.52 per barrel, down 41 cents from the year-ago quarter and about 3 percent from the full year 1997, helping to mitigate the effect of declining prices on operating results.

  Return on capital employed, excluding special items, declined to 12.7 percent for the 12 months ended March 31, 1998, from 13.5 percent in the similar period last year.

  Due primarily to lower earnings, taxes on income for the first quarter of 1998 were $299 million compared with $628 million in last year's first quarter. The effective tax rate decreased to 37.4 percent from 43.1 percent in the 1997 first quarter. The primary reasons for the decrease were favorable prior-period tax adjustments partially offset by the tax effects of an exchange of international upstream properties and higher international taxes caused by a shift in the earnings mix from lower effective tax-rate countries to higher effective tax-rate countries.

  Foreign currency effects reduced net income in the first quarter of both years: $46 million in 1998 and $18 million in 1997. The increase in losses between years reflect higher foreign currency losses from the company's and Caltex's operations in Australia, Thailand and the Philippines. Earnings for both years include significant foreign currency losses from Caltex's Korean operations.

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REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED MARCH 31, 1998.

  The following tables detail Chevron's after-tax earnings by major operating area and selected operating data.

                     EARNINGS BY MAJOR OPERATING AREA

                                                                        THREE
                                                                       MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                                      ---------
                                                                      1998 1997
                                                                      ---- ----
                                                                      MILLIONS
                                                                         OF
                                                                       DOLLARS
Exploration and Production
  United States...................................................... $106 $361
  International......................................................   99  347
                                                                      ---- ----
    Total Exploration and Production.................................  205  708
                                                                      ---- ----
Refining, Marketing and Transportation
  United States......................................................   45   70
  International......................................................  101   56
                                                                      ---- ----
    Total Refining, Marketing and Transportation.....................  146  126
                                                                      ---- ----
    Total Petroleum Operations.......................................  351  834
Chemicals............................................................   63   63
Coal and Other Minerals..............................................   11   15
Corporate and Other..................................................   75  (81)
                                                                      ---- ----
Net Income........................................................... $500 $831
                                                                      ==== ====

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REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED MARCH 31, 1998.

                     SELECTED OPERATING DATA (1) (2)

                                                                  THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
U.S. Exploration and Production
  Net Crude Oil and Natural Gas Liquids Production (MBPD)........    336    347
  Net Natural Gas Production (MMCFPD)............................  1,808  1,927
  Sales of Natural Gas (MMCFPD)..................................  3,497  3,767
  Sales of Natural Gas Liquids (MBPD) (3)........................    141    143
  Revenue from Net Production
    Crude Oil ($/Bbl.)........................................... $12.49 $19.86
    Natural Gas ($/MCF).......................................... $ 2.09 $ 2.77
International Exploration and Production
  Net Crude Oil and Natural Gas Liquids Production (MBPD)........    746    729
  Net Natural Gas Production (MMCFPD)............................    644    617
  Sales of Natural Gas (MMCFPD)..................................  1,329    786
  Sales of Natural Gas Liquids (MBPD)............................     56     53
  Revenue from Liftings
    Liquids ($/Bbl.)............................................. $12.99 $20.02
    Natural Gas ($/MCF).......................................... $ 1.96 $ 2.28
  Other Produced Volumes (MBPD) (4)..............................     90     80
U.S. Refining, Marketing and Transportation
  Sales of Gasoline (MBPD).......................................    599    585
  Sales of Other Refined Products (MBPD).........................    534    585
  Refinery Input (MBPD)..........................................    757    846
  Average Refined Product Sales Price ($/Bbl.)................... $23.68 $30.40
International Refining, Marketing and Transportation
  Sales of Refined Products (MBPD)...............................    809    912
  Refinery Input (MBPD)..........................................    491    573
Chemical Sales and Other Operating Revenues (5)
  United States.................................................. $  681 $  752
  International..................................................    145    134
    Worldwide.................................................... $  826 $  886

--------

(1) Includes equity in affiliates.

(2) MBPD=thousand barrels per day; MMCFPD=million cubic feet per day; Bbl.=barrel; MCF=thousand cubic feet.

(3) 1997 restated to conform to 1998 presentation.

(4) Total field production under the Boscan operating service agreement in Venezuela.

(5) Millions of dollars. Includes sales to other Chevron companies.

  Worldwide exploration and production net earnings were $205 million in the first quarter of 1998, down significantly from $708 million in the 1997 first quarter when crude oil and natural gas prices were substantially higher. U.S. exploration and production net earnings were $106 million, down from $361 million in the 1997 first quarter. There were no special items in the first quarter 1998; however, 1997 results included special gains of $49 million from the sales of two producing properties and charges of $6 million for environmental

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REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED MARCH 31, 1998.

remediation provisions. Excluding the 1997 special items, current quarter earnings were about one-third of the $318 million earned in last year's first quarter. Significantly lower crude oil and natural gas prices and lower production volumes accounted for the decline in 1998 operating earnings.

  The company's average 1998 U. S. crude oil and natural gas realizations declined by 37 percent and 25 percent, respectively, compared with the first quarter 1997. Average U. S. crude oil realizations of $12.49 per barrel were down $7.37 from the 1997 first quarter. Average U. S. natural gas realizations of $2.09 per thousand cubic feet were 68 cents lower than in the first quarter of last year.

  Net U. S. liquids production decreased to 336,000 barrels per day from 347,000 barrels per day in the prior-year first quarter. Net U. S. natural gas production of 1.8 billion cubic feet per day declined from 1.9 billion cubic feet per day compared with the 1997 first quarter. The declines in the production of liquids and natural gas were primarily attributable to property sales, 1998 weather-related shut-ins of liquids production in California and normal field declines.

  International exploration and production net earnings were $99 million, down from $347 million in the 1997 first quarter. Net earnings for the 1998 quarter included a loss of $56 million from deferred tax effects of an exchange of certain U. K. North Sea producing properties for properties in the Norwegian North Sea. Excluding the effect of this special item, 1998 operating earnings of $155 million decreased by $192 million compared with last year's quarter. The decline in operating earnings reflected lower crude oil prices, partially offset by higher liftings when compared with the year-ago quarter.

  Net international liquids production increased 17,000 barrels per day to 746,000 barrels per day, mostly due to increased production in Canada, Indonesia, Australia and West Africa. These increases were partially offset by declines in Europe and Papua New Guinea. Natural gas production increased 4 percent to 644 million cubic feet per day, reflecting higher production in Indonesia and Nigeria that was partially offset by lower volumes in Canada and Kazakhstan.

  Foreign currency losses in the first quarter 1998 were $15 million compared with gains of $5 million in the 1997 quarter. The changes were primarily in the company's Australian and U.K. operations.

  Worldwide refining and marketing and transportation had net earnings of $146 million in the first quarter of 1998, up 16 percent from $126 million in last year's first quarter. U.S. refining, marketing and transportation net earnings in 1998 were $45 million compared with $70 million in the first quarter 1997. After excluding net special charges of $5 million for environmental remediation and $8 million for litigation matters from the 1998 and 1997 results, respectively, operating earnings were $50 million, a decline of 36 percent from the $78 million reported in last year's first quarter.

  U.S. refined product sales margins decreased in the 1998 first quarter, as the deterioration in sales realizations outpaced the decline in feedstock costs. While significant, the unfavorable effects of refinery downtime for scheduled maintenance were comparable in the 1998 and 1997 periods. The average refined product sales price in the 1998 quarter was $23.68 per barrel, down 22 percent from $30.40 per barrel in last year's first quarter.

  Total refined product sales volumes were 1.13 million barrels per day, down 3 percent from the comparable quarter last year. Most refined products sales volumes decreased except for gasoline sales, which increased 2 percent to 599,000 barrels per day, and jet fuel sales, which increased by about 3 percent.

  International refining, marketing and transportation net earnings were $101 million, up from $56 million reported for the first quarter of 1997. In the Caltex areas of operations, earnings increased significantly, especially in Korea and Japan, as the fall in crude oil prices resulted in improved refined product sales margins. The company's international shipping results improved as freight rates rose.

-------------------------------------------------------------------------------

REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1998.

  Sales volumes declined by 11 percent in the first quarter of 1998, due primarily to the effect of the company's exit from the U.K. refining and marketing business in the fourth quarter of 1997. For the remaining operations, a 2 percent increase in Caltex's sales volumes more than offset sales volume declines by the company's other international downstream businesses.

  Foreign currency losses in the 1998 first quarter were $31 million compared with losses of $29 million in 1997. In 1998, increased foreign currency losses in Caltex's Thailand, Philippine and Australian operations were nearly offset by the absence of U.K. currency losses following the company's exit from the U.K. downstream business in late 1997.

  Chemicals net earnings were $63 million in the 1998 quarter, the same as earned in last year's first quarter. Higher sales volumes and improved sales margins for additives were offset primarily by lower earnings from equity affiliates. The latter was a result of the sale of the company's interest in a U.K. chemicals affiliate in the fourth quarter of 1997.

  Coal and other minerals net earnings declined by $4 million in the first quarter 1998 to $11 million. Higher operating expenses at one of the company's mines offset higher overall sales of coal and additional earnings from equity affiliates.

  Corporate and other includes interest expense, interest income on cash and marketable securities, corporate cost centers and real estate and insurance operations. These activities provided net earnings of $75 million in the first quarter 1998, compared with net charges of $81 million in the comparable prior-year quarter. After excluding a favorable prior-year tax adjustment of $125 million in 1998 and a special charge of $8 million for environmental remediation in 1997, net charges declined to $50 million in 1998 from $73 million in 1997. The decline in net charges was due primarily to recoveries of certain prior-year claims and lower costs of variable components of employee compensation plans.

 Liquidity and Capital Resources

  Cash and cash equivalents totaled $1.265 billion at March 31, 1998, up $250 million from year-end 1997. In addition to cash from operations, an increase in short-term debt, primarily commercial paper, was required to fund the company's capital expenditures and dividend payments to stockholders.

  Total debt and capital lease obligations were $7.069 billion at March 31, 1998, up about $1 billion from $6.068 billion at year-end 1997. The increase was primarily from a net increase in short-term commercial paper outstanding, partially offset by the scheduled non-cash retirement in January of $60 million in 8.11 percent ESOP debt.

  Although the company benefits from lower interest rates available on short-term debt, the large amount of short-term debt has kept Chevron's ratio of current assets to current liabilities at relatively low levels. The current ratio was .98 at March 31, 1998, compared with 1.01 at year-end 1997. The company's short-term debt, consisting primarily of commercial paper and the current portion of long-term debt, totaled $5.432 billion at March 31, 1998. This amount excludes $2.725 billion that was reclassified as long-term since the company has both the intent and ability, as evidenced by revolving credit agreements, to refinance it on a long-term basis. In the third quarter of 1997, the company decreased the amount of committed credit facilities from $4.425 billion to $4.05 billion, but increased the portion with termination dates beyond one year from $1.8 billion to $2.725 billion. The company's practice has been to refinance its commercial paper continually, maintaining levels it believes to be appropriate to provide adequate funding for ongoing operations and capital spending.

  The company's debt ratio (total debt to total debt plus equity) was 28.8 percent at March 31, 1998, up from 25.8 percent at year-end 1997, as a result of the increase in the issuance of commercial paper. The company continually monitors its spending levels, market conditions and related interest rates to maintain what it perceives to be reasonable debt levels.

-------------------------------------------------------------------------------

REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1998.

  In December 1997, Chevron's Board of Directors approved the repurchase of up to $2 billion of its outstanding common stock, providing shares for use in its employee stock option programs. In the first quarter of 1998 the company purchased an additional 2.8 million shares at a cost of about $200 million. To date, the company has purchased 4 million shares at a cost of about $300 million under the repurchase program.

  Worldwide capital and exploratory expenditures for the first quarter of 1998, including the company's share of affiliates' expenditures, totaled $972 million, 3 percent more than the $941 million spent in the 1997 first quarter. Expenditures for exploration and production activities represented 72 percent of total spending in the 1998 first quarter, up 4 percent from the comparable 1997 period. Expenditures for international exploration and production projects were $422 million, or 43 percent of total expenditures, reflecting the company's continued emphasis on increasing international oil and gas production. Total capital and exploratory spending for the year 1998 is forecast to be a record $6.3 billion, a 14 percent increase from record 1997 spending levels.

  The company continues to evaluate its capital spending plans. Should the low crude oil and natural gas price environment become more severe and prolonged, the company has the ability to modify its planned expenditures accordingly. In many of the countries where the company has upstream operations, host countries are partners in the ventures and provide a share of the funds for exploration and production projects. The ability of these host countries and other joint venture partners to fund their share of expenditures may affect the level of 1998 spending and the new projects the company seeks to initiate.

-------------------------------------------------------------------------------

REPRODUCED FROM CHEVRON CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1998.

                                                                     APPENDIX B

                     DESCRIPTION OF OLD 6 1/2% DEBENTURES

 Capitalized terms defined in this Appendix B are used as defined only in this
                                  Appendix B.

GENERAL

  The 6 1/2% exchangeable senior debentures due 2003 (the "6 1/2% Debentures") are an issue of Pennzoil's Debt Securities (the "Securities") issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil Company (the "Company" or "Pennzoil") and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"). The italicized references below refer to the section numbers of the First Supplemental Indenture dated as of January 13, 1993 to the Indenture ("First Supplemental Indenture") between Pennzoil and Chase Bank of Texas, National Association, as trustee.

  The 6 1/2% Debentures will mature on January 15, 2003 and will each bear interest from January 13, 1993 at 6 1/2% per annum, payable semiannually on each January 15 and July 15, commencing July 15, 1993 (i) to the holders of the Registered 6 1/2% Debentures at the close of business on the December 31 next preceding such January 15 or the June 30 next preceding such July 15, as the case may be, and (ii) to the holders of the Bearer 6 1/2% Debentures upon presentation of the appropriate coupon appertaining thereto on each January 15 and July 15, commencing July 15, 1993. The aggregate principal amount of the 6 1/2% Debentures outstanding is $397.1 million.

  The 6 1/2% Debentures constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness.

FORM OF 6 1/2% DEBENTURES

  The 6 1/2% Debentures are issued as both Registered 6 1/2% Debentures and Bearer 6 1/2% Debentures. The Registered 6 1/2% Debentures are in definitive form without coupons. The Bearer 6 1/2% Debentures are in denominations of $5,000, with coupons attached.

  The Paying Agent for the Bearer 6 1/2% Debentures is Chemical Bank London.

EXCHANGE RIGHTS

  The 6 1/2% Debentures (or portions thereof in integral multiples of $1,000) are exchangeable for shares of common stock ("Chevron Stock") of Chevron Corporation ("Chevron") Chevron Stock at any time and from time to time prior to maturity at an exchange rate of $42 1/16 share (equivalent to an exchange rate of 23.774 shares of Chevron Stock per $1,000 principal amount of 6 1/2% Debentures), subject to adjustment under the circumstances described below. In the event the 6 1/2% Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201)

  Pennzoil has deposited the number of shares of Chevron Stock deliverable in exchange for (i) the Registered 6 1/2% Debentures with Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), who is the exchange agent for holders of Registered 6 1/2% Debentures (the "Domestic Exchange Agent") on behalf of Pennzoil and (ii) the Bearer 6 1/2% Debentures with Chemical Bank London, who is the exchange agent for holders of Bearer 6 1/2% Debentures (the "Foreign Exchange Agent") on behalf of Pennzoil. Each of the Domestic Exchange Agent and the Foreign Exchange Agent are referred to individually herein as an "Exchange Agent" and collectively as the "Exchange Agents." Pennzoil will deposit with the Domestic Exchange Agent and the Foreign Exchange Agent any cash and other property deliverable in exchange for the Registered 6 1/2% Debentures and the Bearer 6 1/2% Debentures, respectively. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the 6 1/2% Debentures (collectively, "Exchange Property"). The deposit arrangements with each Exchange Agent will terminate at such time as the right to exchange 6 1/2% Debentures with such Exchange Agent shall have expired pursuant to the First Supplemental Indenture.

  In order to exercise the right of exchange, the holder of any Registered 6 1/2% Debenture must surrender such 6 1/2% Debenture to the Domestic Exchange Agent at its office maintained for such purpose in Houston, Texas and the holder of a Bearer 6 1/2% Debenture must surrender such 6 1/2% Debenture to the Foreign Exchange Agent at its office maintained for such purpose in London, England. Each 6 1/2% Debenture to be surrendered must be accompanied by written notice to Pennzoil and the applicable Exchange Agent that the holder elects to exchange such Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202). No fractional shares will be delivered on any exchange of 6 1/2% Debentures and in lieu thereof a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid. (Section 203)

  In lieu of delivering certificates representing Chevron Stock in exchange for any 6 1/2% Debentures, Pennzoil may pay to the holder surrendering such 6 1/2% Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such 6 1/2% Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such 6 1/2% Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing an Exchange Agent to make any such cash payment, Pennzoil shall deposit with such Exchange Agent the cash so payable. (Section 216)

  Upon an exchange of Exchange Property (or cash in lieu thereof) for a Debenture, a holder will not receive any cash payment representing accrued original issue discount for United States federal income tax purposes ("Tax OID"). The delivery of the Exchange Property (or cash in lieu thereof) to a holder in exchange for a holder's 6 1/2% Debenture will be deemed to satisfy Pennzoil's obligation to pay the principal amount of the 6 1/2% Debenture including the Tax OID attributable to the period from the date of issue to the date of such exchange with respect to such Debenture. Thus, the accrued Tax OID is deemed to be paid rather than canceled, extinguished or forfeited. As a result, the exchange rate is not adjusted for accrued Tax OID. (Section 202)

  Pennzoil is entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205)

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204)

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of Registered 6 1/2% Debentures at their addresses as they appear in the Security Register and shall be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. (Section 205)

  In the case of any merger or consolidation of Chevron with or into any other person which results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any 6 1/2% Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such 6 1/2% Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211)

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or either Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or either Exchange Agent, the applicable Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, such Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or such Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by such Exchange Agent for distributions pro rata to holders requesting exchange of their 6 1/2% Debentures. (Section 215)

  From time to time, Pennzoil may require the Exchange Agents to segregate such property as Pennzoil determines may be necessary for Pennzoil or the Exchange Agents to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of 6 1/2% Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215)

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the Exchange Agents. Pennzoil and the Domestic Exchange Agent shall cause such rights to be distributed to the holders of the Registered 6 1/2% Debentures shown in the Security Register and Pennzoil shall make available to holders of Bearer 6 1/2% Debentures a notice published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe, which notice shall state that such rights will be delivered to such holder upon such holder's furnishing satisfactory proof to Pennzoil of such holder's status as a holder of Bearer Securities. (Section 205)

  Pennzoil is required to give to holders of 6 1/2% Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of 6 1/2% Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206)

  Any cash held by an Exchange Agent that is deliverable upon exchange of 6 1/2% Debentures will be invested by such Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil and Pennzoil will be responsible for any losses on such investments. To the extent 6 1/2% Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the applicable Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by such Exchange Agent for exchange as exceeds the number of shares of Chevron Stock or other Exchange Property required to be held by such Exchange Agent for the exchange of all 6 1/2% Debentures remaining then outstanding. (Section 205)

  "U.S. Government Obligations" is defined in each Indenture as direct non-callable obligations of, or non-callable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause each Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement, and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause either or both Exchange Agents to tender all or any portion or none of such class of security included within the Exchange Property held by such Exchange Agent or Exchange Agents. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by each Exchange Agent for the benefit of holders as provided in the First Supplemental Indenture. As a result of the receipt by an Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of 6 1/2% Debentures. (Section 212)

  The right of a holder to exchange his 6 1/2% Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The Exchange Agents will act as agents for Pennzoil in connection with Pennzoil's exchange obligations under the First Supplemental Indenture and will not act as escrow agents for the benefit of holders of 6 1/2% Debentures. Accordingly, Pennzoil may at any time obtain from either or both of the Exchange Agents or otherwise authorize or direct either or both of the Exchange Agents to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the First Supplemental Indenture, each holder of 6 1/2% Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's 6 1/2% Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217)

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the First Supplemental Indenture, the Domestic Exchange Agent will mail to all holders of record of the 6 1/2% Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice") and the Foreign Exchange Agent will cause a copy of the Repurchase Notice to be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. To exercise the Repurchase Right, a holder of 6 1/2% Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the applicable Exchange Agent of the holder's exercise of such right, together with the 6 1/2% Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all 6 1/2% Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the First Supplemental Indenture first occurs (the "Triggering Date") is before January 15, 1998, the product of (1) 120% and (2) the greater of the principal amount at maturity of such 6 1/2% Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such 6 1/2% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after January 15, 1998, the greater of (1) the redemption price as specified under "Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such 6 1/2% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for 6 1/2% Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange 6 1/2% Debentures in accordance with the First Supplemental Indenture or to repurchase either Registered 6 1/2% Debentures or Bearer 6 1/2% Debentures upon exercise of a Repurchase Right will constitute an Event of Default with respect to the 6 1/2% Debentures, and holders of 6 1/2% Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the 6 1/2% Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except to the extent Pennzoil may, without the consent of any holders of outstanding Securities, consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquires or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligation on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Securities (Article Eight).

  If an offer is made to repurchase 6 1/2% Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including but not limited to Sections 13(e) and 14(e) under the Exchange Act and Rules l3e-1 and 14e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption provisions described below, the 6 1/2% Debentures will not be redeemable prior to January 15, 1998. Thereafter, the 6 1/2% Debentures may be redeemed at the option of Pennzoil, in whole or from time to time in part, (i) on not less than 30 nor more than 60 days' notice by mail to the holders of Registered 6 1/2% Debentures at their addresses appearing on the Security Register and (ii) by publication for the holders of Bearer 6 1/2% Debentures at least twice in a daily newspaper in the cities of New York and London or other capital city of Western Europe, one of which publications is not later than 30 days prior to the redemption date and one of which publications is not earlier than 60 days prior to the redemption date, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning January 15 of the following years:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           1998...................................   103.25%
           1999...................................   102.60%
           2000...................................   101.90%
           2001...................................   101.30%
           2002...................................   100.65%

in each case together with accrued interest to the redemption date; provided, however, that installments of interest on Bearer 6 1/2% Debentures whose stated maturity is on or prior to the redemption date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002 of the Indenture) and, only upon presentation and surrender of coupons for such interest; and provided, further, that installments of interest on Registered 6 1/2% Debentures whose stated maturity is on or prior to the redemption date shall be payable to the holders of such 6 1/2% Debentures, registered as such at the close of business on the relevant Record Dates. There is no sinking fund applicable to the 6 1/2% Debentures.

  The 6 1/2% Debentures may also be redeemed at the option of Pennzoil, in whole but not in part at any time, upon notice as described below, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, if (i) Pennzoil shall determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application, enforcement or interpretation becomes effective on or after the date of this Prospectus Supplement, Pennzoil must pay or would become obligated to pay any additional amounts ("Additional Amounts") with respect to the 6 1/2% Debentures as described below under "Certain United States Federal Income Tax Consequences--Payment of Additional Amounts" or (ii) any action shall have been taken by a taxing authority (including but not limited to a ruling or announcement of the Internal Revenue Service ("IRS") or other taxing authority, whether or not officially published) or a court of competent jurisdiction in the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above (whether or not, in the case of an action taken by a taxing authority, such action was taken or brought with respect to Pennzoil) or any change, amendment, application, enforcement or interpretation shall be officially proposed, in any case on or after the date of the prospectus supplement for these 6 1/2% Debentures, as a result of which there is a substantial possibility that Pennzoil will be obligated to pay Additional Amounts and, in either case described in clause (i) or (ii), such obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to Pennzoil; provided, however, that (i) no notice of redemption may be given earlier than 90 days prior to the earliest date on which Pennzoil would be obligated to pay such Additional Amounts were a payment in respect of the 6 1/2% Debentures then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption of the 6 1/2% Debentures pursuant to the foregoing, Pennzoil shall deliver to the Trustee an opinion of independent legal counsel to Pennzoil stating that Pennzoil is entitled to effect such redemption, together with a certificate setting forth facts showing that the conditions precedent to the right of Pennzoil so to redeem have occurred.

  If Pennzoil shall determine, based upon an opinion of an independent legal counsel to Pennzoil, that any payment made outside the United States by Pennzoil or any of its paying agents of the full amount of the next scheduled payment of principal of or interest due in respect of any Bearer 6 1/2% Debenture or coupon appertaining thereto would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information, documentation or other reporting requirement of any kind the effect of which requirement is the disclosure to Pennzoil, any paying agent or any governmental authority of the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner of such Bearer 6 1/2% Debenture or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment if made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided, however, that in each case referred to in clause (a) (ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in clause (e) of this sentence), (c) is applicable only to a collection or payment by a custodian, nominee or other agent of the beneficial owner to or for such beneficial owner, (d) would not be applicable to such a payment made by any other paying agent of Pennzoil outside the United States or (e) is applicable to a payment to or by a custodian, nominee or other agent of the beneficial owner because such custodian, nominee or agent is a United States person (within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code")), a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or otherwise related to the United States), Pennzoil shall redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and any Additional Amounts with respect thereto, on the date fixed for redemption, less applicable withholding taxes, such redemption to take place on such date, not later than one year after the publication of notice of such determination, as Pennzoil shall determine by notice to the Trustee at least 60 days before the redemption date unless shorter notice is acceptable to the Trustee. Pennzoil shall make such determination as soon as practicable and give prompt notice thereof in accordance with Section 1104 of the Indenture, stating in that notice the effective date of such certification, information, documentation or reporting requirements and the date on which the redemption shall occur. Notwithstanding the foregoing, Pennzoil shall not so redeem the 6 1/2% Debentures if, on the basis of any subsequent event, it is determined, in the manner set forth above, 30 days or more prior to the date fixed for redemption, that no such payment would be subject to any such requirement, in which case Pennzoil shall give prompt notice of such determination. Except as otherwise provided in the Indenture, notices to holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in the Securities. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107) Any earlier redemption notice shall then be deemed revoked and of no further effect.

  Notwithstanding the provisions of the immediately preceding paragraph, if and so long as each certification, information, documentation or other reporting requirement referred to therein would be fully satisfied by payment of withholding tax, backup withholding tax or similar charge, Pennzoil may elect, prior to publication of the notice of determination referred to in the second sentence of the immediately preceding paragraph, to have the provisions of this paragraph apply in lieu of the provisions of that paragraph. In such event, Pennzoil will pay as Additional Amounts such amounts as may be necessary so that every net payment made following the effective date of such requirement outside the United States by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on any Bearer 6 1/2% Debenture or any coupon to a holder who is a United States Alien (but without any requirement with regard to disclosure of the nationality, residence or identity of such holder), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the immediately preceding paragraph), will not be less than the amount provided for in such Bearer 6 1/2% Debenture or such coupon to be then due and payable. If Pennzoil elects to pay such Additional Amounts and so long as it is obligated to pay the same, Pennzoil may subsequently redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures), in whole but not in part at any time, at a redemption price equal, to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If Pennzoil elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then Pennzoil shall promptly redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures) in whole but not in part.

DISCHARGE AND DEFEASANCE

  The terms of the 6 1/2% Debentures provide that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the 6 1/2% Debentures to recognize income, gain or loss for United States federal income tax purposes.

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Securities of such series. (Section 401)

  The terms of the 6 1/2% Debentures also provide to legal defeasance. Legal defeasance is permitted only if Pennzoil shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the 6 1/2% Debentures to recognize income, gain or loss for United States federal income tax purposes. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Securities of such series and the obligations of Pennzoil under the applicable Indenture and the Securities of such series to pay the principal of (and premium, if any) and interest on the Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

PAYMENT OF ADDITIONAL AMOUNTS

  Pennzoil will, subject to certain exceptions and limitations set forth below, pay as additional interest such Additional Amounts to the holder of any 6 1/2% Debenture who is a United States Alien (as defined below) as may be necessary in order that every net payment by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on each 6 1/2% Debenture and any other amounts payable with respect to each Debenture, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon or as a result of such payment, will not be less than the amount provided for in such 6 1/2% Debenture to be then due and payable. However, Pennzoil will not be required to make any payment of Additional Amounts for or on account of any one or more of the following:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof, or being or having been present therein, or being or having been engaged in a trade or business therein, or having or having had a permanent establishment therein or (ii) the presentation of a 4 3/4% Debenture or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (b) any estate, inheritance, gift, sales, transfer, wealth, personal property or any similar tax, assessment or other governmental charge;

    (c) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the 6 1/2% Debentures;

    (d) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status (i) as a personal holding company or a foreign personal holding company with respect to United States federal income taxation, (ii) as a corporation which accumulates earnings to avoid United States federal income tax, (iii) as a controlled foreign corporation for United States tax purposes that is related to Pennzoil through stock ownership, (iv) as the owner, actually or constructively, of 10 percent or more of the total combined voting power of all classes of stock of Pennzoil entitled to vote or (v) as a private foundation or other tax-exempt organization;

    (e) any tax, assessment or other governmental charge imposed by reason of such holder's failure to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the United States if such compliance is required to establish entitlement to exemption from such tax, assessment or other governmental charge; or

    (f) any tax, assessment or other governmental charge which would not have been imposed but for the fact that a 6 1/2% Debenture constitutes a "United States real property interest," as defined in Section 897(c) (1) of the Code with respect to the beneficial owner of such a 4 3/4% Debenture;

nor shall Additional Amounts be paid with respect to any payment of principal of, premium, if any, or interest on a 6 1/2% Debenture or any other amount payable with respect to a Debenture to any United States Alien holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Debenture. (Section 106)

  The term "United States Alien" means any person who, for United States federal income tax purposes, is as to the United States (i) a foreign corporation, (ii) a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust,
(iii) a nonresident alien individual or (iv) a nonresident alien fiduciary of a foreign estate or trust.

                                                                     APPENDIX C

                     DESCRIPTION OF OLD 4 3/4% DEBENTURES

 Capitalized terms defined in this Appendix C are used as defined only in this
                                  Appendix C.

GENERAL

  The 4 3/4% exchangeable senior debentures due 2003 (the "4 3/4% Debentures") are an issue of Pennzoil's Debt Securities (the "Securities") issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"). The italicized references below refer to the section numbers of the Second Supplemental Indenture to be dated as of October 12, 1993 to the Indenture ("Second Supplemental Indenture") between Pennzoil and Chase Bank of Texas, National Association, as trustee.

  The 4 3/4% Debentures will mature on October 1, 2003 and will each bear interest from October 12, 1993 at 4 3/4% per annum, payable semiannually on each April 1 and October 1, commencing April 1, 1994 (i) to the holders of the Registered 4 3/4% Debentures at the close of business on the March 15 next preceding such April 1 or the September 15 next preceding such October 1, as the case may be, and (ii) to the holders of the Bearer 4 3/4% Debentures upon presentation of the appropriate coupon appertaining thereto on each April 1 and October 1, commencing April 1, 1994. The aggregate principal amount of the 4 3/4% Debentures outstanding is $491.8 million.

  The 4 3/4% Debentures constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness.

FORM OF 4 3/4% DEBENTURES

  The 4 3/4% Debentures are issued as both Registered 4 3/4% Debentures and Bearer 4 3/4% Debentures. The Registered 4 3/4% Debentures are in definitive form without coupons. The Bearer 4 3/4% Debentures are in denominations of $5,000, with coupons attached.

  The Paying Agent for the Bearer 4 3/4% Debentures is Chemical Bank London.

EXCHANGE RIGHTS

  The 4 3/4% Debentures (or portions thereof in integral multiples of $1,000) are exchangeable for Chevron Stock at any time and from time to time prior to maturity at an exchange rate of $58 13/16 per share (equivalent to an exchange rate of 17.004 shares of Chevron Stock per $1,000 principal amount of 4 3/4% Debentures), subject to adjustment under the circumstances described below. In the event the 4 3/4% Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201)

  Pennzoil has deposited the number of shares of Chevron Stock deliverable in exchange for (i) the Registered 4 3/4% Debentures with Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), who will act as exchange agent for holders of Registered 4 3/4% Debentures (the "Domestic Exchange Agent") on behalf of Pennzoil and (h) the Bearer 4 3/4% Debentures with Chemical Bank London, who will act as exchange agent for holders of Bearer 4 3/4% Debentures (the "Foreign Exchange Agent") on behalf of Pennzoil. Each of the Domestic Exchange Agent and the Foreign Exchange Agent are referred to individually herein as an "Exchange Agent" and collectively as the "Exchange Agents." Pennzoil will deposit with the Domestic Exchange Agent and the Foreign Exchange Agent any cash and other property deliverable in exchange for the Registered 4 3/4% Debentures and the Bearer 4 3/4% Debentures, respectively. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the 4 3/4% Debentures (collectively, "Exchange Property"). The deposit arrangements with each Exchange Agent will terminate at such time as the right to exchange 4 3/4% Debentures with such Exchange Agent shall have expired pursuant to the Second Supplemental Indenture.

  In order to exercise the right of exchange, the holder of any Registered 4 3/4% Debenture must surrender such 4 3/4% Debenture to the Domestic Exchange Agent at its office maintained for such purpose in Houston, Texas and the holder of a Bearer 4 3/4% Debenture must surrender such 4 3/4% Debenture to the Foreign Exchange Agent at its office maintained for such purpose in London, England. Each 4 3/4% Debenture to be surrendered must be accompanied by written notice to Pennzoil and the applicable Exchange Agent that the holder elects to exchange such Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202) No fractional shares will be delivered on any exchange of 4 3/4% Debentures, and in lieu thereof a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid. (Section 203)

  In lieu of delivering certificates representing Chevron Stock in exchange for any 4 3/4% Debentures, Pennzoil may pay to the holder surrendering such 4 3/4% Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such 4 3/4% Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such 4 3/4% Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing an Exchange Agent to make any such cash payment, Pennzoil shall deposit with such Exchange Agent the cash so payable. (Section 216)

  Upon an exchange of Exchange Property (or cash in lieu thereof) for a Debenture, a holder will not receive any cash payment representing accrued original issue discount for United States federal income tax purposes ("Tax OID"). The delivery of the Exchange Property (or cash in lieu thereof) to a holder in exchange for a holder's 4 3/4% Debenture will be deemed to satisfy Pennzoil's obligation to pay the principal amount of the 4 3/4% Debenture including the Tax OID attributable to the period from the date of issue to the date of such exchange with respect to such Debenture. Thus, the accrued Tax OID is deemed to be paid rather than canceled, extinguished or forfeited. As a result, the exchange rate is not adjusted for accrued Tax OID. (Section 202)

  Pennzoil is entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205)

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204)

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of Registered 4 3/4% Debentures at their addresses as they appear in the Security Register and shall be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. (Section 205)

  In the case of any merger or consolidation of Chevron with or into any other person which results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any 4 3/4% Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such 4 3/4% Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211)

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or either Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or either Exchange Agent, the applicable Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, such Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or such Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by such Exchange Agent for distribution pro rata to holders requesting exchange of their 4 3/4% Debentures. (Section 215)

  From time to time, Pennzoil may require the Exchange Agents to segregate such property as Pennzoil determines may be necessary for Pennzoil or the Exchange Agents to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of 4 3/4% Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215)

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the Exchange Agents. Pennzoil and the Domestic Exchange Agent shall cause such rights to be distributed to the holders of the Registered 4 3/4% Debentures shown in the Security Register and Pennzoil shall make available to holders of Bearer 4 3/4% Debentures a notice published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe, which notice shall state that such rights will be delivered to such holder upon such holder's furnishing satisfactory proof to Pennzoil of such holder's status as a holder of Bearer Securities. (Section 205)

  Pennzoil is required to give to holders of 4 3/4% Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of 4 3/4% Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206)

  Any cash held by an Exchange Agent that is deliverable upon exchange of 4 3/4% Debentures will be invested by such Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil, and Pennzoil will be responsible for any losses on such investments. To the extent 4 3/4% Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the applicable Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by such Exchange Agent for exchange as exceeds the number of shares of Chevron Stock or other Exchange Property required to be held by such Exchange Agent for the exchange of all 4 3/4% Debentures remaining then outstanding. (Section 205)

  "U.S. Government Obligations" is defined in each Indenture as direct non-callable obligations of, or non-callable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause each Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause either or both Exchange Agents to tender all or any portion or none of such class of security included within the Exchange Property held by such Exchange Agent or Exchange Agents. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by each Exchange Agent for the benefit of holders as provided in the Second Supplemental Indenture. As a result of the receipt by an Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of 4 3/4% Debentures. (Section 212)

  The right of a holder to exchange his 4 3/4% Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The Exchange Agents will act as agents for Pennzoil in connection with Pennzoil's exchange obligations under the Second Supplemental Indenture and will not act as escrow agents for the benefit of holders of 4 3/4% Debentures. Accordingly, Pennzoil may at any time obtain from either or both of the Exchange Agents or otherwise authorize or direct either or both of the Exchange Agents to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the Second Supplemental Indenture, each holder of 4 3/4% Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's 4 3/4% Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217)

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the Second Supplemental Indenture, the Domestic Exchange

Agent will mail to all holders of record of the 4 3/4% Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice") and the Foreign Exchange Agent will cause a copy of the Repurchase Notice to be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. To exercise the Repurchase Right, a holder of 4 3/4% Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the applicable Exchange Agent of the holder's exercise of such right, together with the 4 3/4% Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all 4 3/4% Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the Second Supplemental Indenture first occurs (the "Triggering Date") is before October 1, 1998, the product of (1) 120% and (2) the greater of the principal amount at maturity of such 4 3/4% Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such 4 3/4% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after October 1, 1998, the greater of (1) the redemption price as specified under "Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such 4 3/4% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for 4 3/4% Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange 4 3/4% Debentures in accordance with the Second Supplemental Indenture or to repurchase either Registered 4 3/4% Debentures or Bearer 4 3/4% Debentures upon exercise of a Repurchase Right will constitute an Event of Default with respect to the 4 3/4% Debentures, and holders of 4 3/4% Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the 4 3/4% Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except to the extent Pennzoil may, without the consent of any holders of outstanding Securities, consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquires or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligation on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Securities (Article Eight)

  If an offer is made to repurchase 4 3/4% Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including, but not limited to, Sections 13 (e) and 14 (e) under the Exchange Act and Rules l3e-1 and l4e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption Provisions described below, the 4 3/4% Debentures will not be redeemable prior to October 1, 1998. Thereafter, the 4 3/4% Debentures may be redeemed at the option of Pennzoil, in whole or from time to time in part, (i) on not less than 30 nor more than 60 days' notice by mail to the holders of Registered 4 3/4% Debentures at their addresses appearing on the Security Register and (ii) by publication for the holders of Bearer 4 3/4% Debentures at least twice in a daily newspaper in the cities of New York and London or other capital city of Western Europe, one of which publications is not later than 30 days prior to the redemption date and one of which publications is not earlier than 60 days prior to the redemption date, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning October 1 of the following years:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           1998...................................  102.375%
           1999...................................  101.900%
           2000...................................  101.420%
           2001...................................  100.950%
           2002...................................  100.475%

in each case together with accrued interest to the redemption date; provided, however, that installments of interest on Bearer 4 3/4% Debentures whose stated maturity is on or prior to the redemption date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002 of the Indenture) and, only upon presentation and surrender of coupons for such interest; and provided, further, that installments of interest on Registered 4 3/4% Debentures whose stated maturity is on or prior to the redemption date shall be payable to the holders of such 4 3/4% Debentures, registered as such at the close of business on the relevant Record Dates. There is no sinking fund applicable to the 4 3/4% Debentures.

  The 4 3/4% Debentures may also be redeemed at the option of Pennzoil, in whole but not in part at any time, upon notice as described below, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, if (i) Pennzoil shall determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application, enforcement or interpretation becomes effective on or after the date of this Prospectus Supplement, Pennzoil must pay or would become obligated to pay any additional amounts ("Additional Amounts") with respect to the 4 3/4% Debentures as described below under "--Payment of Additional Amounts" or (ii) any action shall have been taken by a taxing authority (including, but not limited to, a ruling or announcement of the IRS or other taxing authority, whether or not officially published) or a court of competent jurisdiction in the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above (whether or not, in the case of an action taken by a taxing authority, such action was taken or brought with respect to Pennzoil) or any change, amendment, application, enforcement or interpretation shall be officially proposed, in any case on or after the date of the prospectus supplement for these 4 3/4% Debentures, as a result of which there is a substantial possibility that Pennzoil will be obligated to pay Additional Amounts and, in either case described in clause (i) or (ii), such obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to Pennzoil; provided, however, that (i) no notice of redemption may be given earlier than 90 days prior to the earliest date on which Pennzoil would be obligated to pay such Additional Amounts, were a payment in respect of the 4 3/4% Debentures then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption of the 4 3/4% Debentures pursuant to the foregoing, Pennzoil shall deliver to the Trustee an opinion of independent legal counsel to Pennzoil stating that Pennzoil is entitled to effect such redemption, together with a certificate setting forth facts showing that the conditions precedent to the right of Pennzoil so to redeem have occurred.

  If Pennzoil shall determine, based upon an opinion of an independent legal counsel to Pennzoil, that any payment made outside the United States by Pennzoil or any of its paying agents of the full amount of the next scheduled payment of principal of or interest due in respect of any Bearer 4 3/4% Debenture or coupon appertaining thereto would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information, documentation or other reporting requirement of any kind the effect of which requirement is the disclosure to Pennzoil, any paying agent or any governmental authority of the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner of such Bearer 4 3/4% Debenture or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment if made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided, however, that in each case referred to in clause (a) (ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in clause (e) of this sentence), (c) is applicable only to a collection or payment by a custodian, nominee or other agent of the beneficial owner to or for such beneficial owner, (d) would not be applicable to such a payment made by any other paying agent of Pennzoil outside the United States or (e) is applicable to a payment to or by a custodian, nominee or other agent of the beneficial owner because such custodian, nominee or agent is a United States person (within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code")), a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or otherwise related to the United States), Pennzoil shall redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and any Additional Amounts with respect thereto, on the date fixed for redemption, less applicable withholding taxes, such redemption to take place on such date, not later than one year after the publication of notice of such determination, as Pennzoil shall determine by notice to the Trustee at least 60 days before the redemption date unless shorter notice is acceptable to the Trustee. Pennzoil shall make such determination as soon as practicable and give prompt notice thereof in accordance with Section 1104 of the Indenture, stating in that notice the effective date of such certification, information, documentation or reporting requirements and the date on which the redemption shall occur. Notwithstanding the foregoing, Pennzoil shall not so redeem the 4 3/4% Debentures if, on the basis of any subsequent event, it is determined, in the manner set forth above, 30 days or more prior to the date fixed for redemption, that no such payment would be subject to any such requirement, in which case Pennzoil shall give prompt notice of such determination. Except as otherwise provided in the Indenture, notices to holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in the Securities. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107) Any earlier redemption notice shall then be deemed revoked and of no further effect.

  Notwithstanding the provisions of the immediately preceding paragraph, if and so long as each certification, information, documentation or other reporting requirement referred to therein would be fully satisfied by payment of withholding tax, backup withholding tax or similar charge, Pennzoil may elect, prior to publication of the notice of determination referred to in the second sentence of the immediately preceding paragraph, to have the provisions of this paragraph apply in lieu of the provisions of that paragraph. In such event, Pennzoil will pay as Additional Amounts such amounts as may be necessary so that every net payment made following the effective date of such requirement outside the United States by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on any Bearer 4 3/4% Debenture or any coupon to a holder who is a United States Alien (but without any requirement with regard to disclosure of the nationality, residence or identity of such holder), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the immediately preceding paragraph), will not be less than the amount provided for in such Bearer 4 3/4% Debenture or such coupon to be then due and payable. If Pennzoil elects to pay such Additional Amounts and so long as it is obligated to pay the same, Pennzoil may subsequently redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If Pennzoil elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then Pennzoil shall promptly redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures) in whole but not in part.

DISCHARGE AND DEFEASANCE

  The terms of the 4 3/4% Debentures provide that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the 4 3/4% Debentures to recognize income, gain or loss for United States federal income tax purposes.

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Securities of such series. (Section 401)

  The terms of the 4 3/4% Debentures also provide for legal defeasance. Legal defeasance is permitted only if Pennzoil shall have received from, or there shall have been published by, the IRS a ruling to the effect that legal defeasance will not cause holders of the 4 3/4% Debentures to recognize income, gain or loss for United States federal income tax purposes. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Securities of such series and the obligations of Pennzoil under the applicable Indenture and the Securities of such series to pay the principal of (and premium, if any) and interest on the Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

PAYMENT OF ADDITIONAL AMOUNTS

  Pennzoil will, subject to certain exceptions and limitations set forth below, pay as additional interest such Additional Amounts to the holder of any 4 3/4% Debenture who is a United States Alien (as defined below) as may be necessary in order that every net payment by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on each 4 3/4% Debenture and any other amounts payable with respect to each Debenture, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon or as a result of such payment, will not be less than the amount provided for in such 4 3/4% Debenture to be then due and payable. However, Pennzoil will not be required to make any payment of Additional Amounts for or on account of any one or more of the following:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof, or being or having been present therein, or being or having been engaged in a trade or business therein, or having or having had a permanent establishment therein or (ii) the presentation of a 4 3/4% Debenture or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (b) any estate, inheritance, gift, sales, transfer, wealth, personal property or any similar tax, assessment or other governmental charge;

    (c) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the 4 3/4% Debentures;

    (d) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status (i) as a personal holding company or a foreign personal holding company with respect to United States federal income taxation, (ii) as a corporation which accumulates earnings to avoid United States federal income tax, (iii) as a controlled foreign corporation for United States tax purposes that is related to Pennzoil through stock ownership, (iv) as the owner, actually or constructively, of 10 percent or more of the total combined voting power of all classes of stock of Pennzoil entitled to vote or (v) as a private foundation or other tax-exempt organization;

    (e) any tax, assessment or other governmental charge imposed by reason of such holder's failure to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the United States if such compliance is required to establish entitlement to exemption from such tax, assessment or other governmental charge; or

    (f) any tax, assessment or other governmental charge which would not have been imposed but for the fact that a 4 3/4% Debenture constitutes a "United States real property interest," as defined in Section 897(c) (1) of the Code with respect to the beneficial owner of such a 4 3/4% Debenture;

nor shall Additional Amounts be paid with respect to any payment of principal of, premium, if any, or interest on a 4 3/4% Debenture or any other amount payable with respect to a Debenture to any United States Alien holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Debenture. (Section 106)

                    [LOGO OF PENNZOIL COMPANY APPEARS HERE]


                              The Exchange Agent:

                   CHASE BANK OF TEXAS NATIONAL ASSOCIATION


         By Mail                 By Facsimile:          By Hand or Overnight
 (registered or certified        (214) 672-5746               Courier
    mail recommended)                                 c/o Chase Bank of Texas
   Chase Bank of Texas      Confirm by Telephone to:    National Association
   National Association          (214) 672-5678       Corporate Trust Services
 Corporate Trust Services                              1201 Main, 18th Floor
      P.O. Box 2320                                     Dallas, Texas 75202
 Dallas, Texas 75221-2320                                        or
                                                     Chase Texas Trust Company
                                                       55 Water Street, North
                                                              Building
                                                     Room 234, Windows 20 & 21
                                                      New York, New York 10041


  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses listed below. Requests for additional copies of the Exchange Offers, the Letters of Transmittal or other Exchange Offers materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Holders of Old Debentures may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

                             The Information Agent:

                             D. F. KING & CO., INC.

                            TOLL FREE 1-800-735-3591

    77 Water Street                                         Royex House
   New York, NY 10005                                   Aldermanbury Square
     (212) 269-5550                                   London, England EC2V 7HR
     (Call Collect)                                     011-44-171-600-5005
                                                           (Call Collect)

                              The Dealer Manager:

                            PAINEWEBBER INCORPORATED

                          1285 Avenue of the Americas
                            New York, New York 10019
                     Telephone: (800) 595-8360 (toll-free)

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article VII of the By-Laws of Pennzoil, as amended, provides for indemnification of officers, directors, agents and employees of Pennzoil to the extent authorized by applicable law, including, but not limited to, the Delaware General Corporation Law ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  Article EIGHTH of Pennzoil's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Pennzoil for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for transactions from which the director derived an improper personal benefit.

  The above discussion of Pennzoil's Restated Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, By-Laws and statute.

  Directors and executive officers of Pennzoil have entered into indemnification agreements with Pennzoil that provide indemnification similar to that provided by Pennzoil's By-Laws.

ITEM 22. UNDERTAKINGS

  (a) Pennzoil hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (b) Pennzoil hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (c) Pennzoil hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) Pennzoil hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

ITEM 21--EXHIBITS

     1   Form of Dealer Manager Agreement
    *3.1 Restated Certificate of Incorporation of Pennzoil Company, as amended through May 10, 1996 (Pennzoil 10-Q (March 31, 1997) SEC File No. 1-
         05591 Exhibit 3)
    *3.2 By-laws of Pennzoil Company, as amended through March 12, 1998
         (Pennzoil 8-K (March 12, 1998) SEC File No. 1-05591 Exhibit 1)
    *4.1 Indenture dated as of December 15, 1992 between Pennzoil Company and
         Chase Bank of Texas, National Association, Trustee (Pennzoil Company
         10-K (1992), SEC File No.1-5591, Exhibit 4(o))
     4.2 Form of Third and Fourth Supplemental Indenture between Pennzoil and
         Chase Bank of Texas, National Association, Trustee
     4.3 Form of Exchange Agent Agreements Between Pennzoil Company and Chase
         Bank of Texas, National Association
    +5   Opinion of Baker & Botts, L.L.P.
    +8   Opinion of Baker & Botts, L.L.P. regarding certain tax matters
   *12.1 Computation of Ratio of Earnings to Fixed Charges for the years ended
         December 31, 1997, 1996, 1995, 1994 and 1993 (Pennzoil Company 10-K
         (1997), SEC File No. 1-5591, Exhibit 12)
   *12.2 Computation of Ratio of Earnings to Fixed Changes for the three months ended March 31, 1998 and 1997 (Pennzoil Company 10-Q (March 31, 1998),
         SEC File No. 1-5591, Exhibit 12)
    23.1 Consent of Arthur Andersen LLP
  **23.2 Consent of Ryder Scott Company Petroleum Engineers
  **24   Powers of attorney
  **25   Form T-1 Statement of Eligibility of Trustee under the Trust Indenture
         Act of 1939, as amended, of Chase Bank of Texas, National Association
    99.1 Form of Letter of Transmittal for 6 1/2% Exchange Offer
    99.2 Form of Letter of Transmittal for 4 3/4% Exchange Offer
    99.3 Form of Notice of Guaranteed Delivery
    99.4 Form of Letter to Registered Holders and Depository Trust Company
         Participants
    99.5 Form of Letter to Clients
   +99.6 Form of Newspaper Announcement

--------
* Incorporated by reference
+ To be filed by amendment.
** Previously filed

                                   SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 19, 1998.

                                          PENNZOIL COMPANY

                                                  /s/ James L. Pate
                                          By:__________________________________
                                                     (James L. Pate,
                                                Chairman of the Board and
                                                Chief Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ James L. Pate            Principal Executive Officer      May 19, 1998
____________________________________ and Director
           (James L. Pate,
  Chairman of the Board and Chief
       Executive Officer)

    /s/ David P. Alderson, II        Principal Financial and          May 19, 1998
____________________________________ Accounting Officer
      (David P. Alderson, II,
   Group Vice President--Finance
          and Accounting)

     Howard H. Baker, Jr.*
        W. J. Bovaird*
    W. L. Lyons Brown, Jr.*
      Ernest H. Cockrell*
       Harry H. Cullen*            Directors of Pennzoil
        Alfonso Fanjul*
       Berdon Lawrence*
       Brent Scowcroft*
       Gerald B. Smith*
      Cyril Wagner, Jr.*

  *By: /s/ David P. Alderson, II                                      May 19, 1998
____________________________________
        (David P. Alderson, II,
           Attorney-in-Fact)